SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than Registrant [ ]

Check the appropriate box:

   [X] Preliminary Proxy Statement
   [ ] Confidential,  for   Use  of  the Commission  Only  (as permitted by Rule
       14a-6(e)(2))
   [ ] Definitive Proxy Statement
   [ ] Definitive Additional Materials
   [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                       SIMMONS FIRST NATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)
          ------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14- 6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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

         4) Proposed  maximum  aggregate value of transaction:

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         5) Total fee paid:

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   [ ] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee if offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                       SIMMONS FIRST NATIONAL CORPORATION




March 20, 2009






Dear Shareholder:

It is our pleasure to enclose the 2008 annual report for your corporation.

Our annual shareholders' meeting will be held on the evening of Tuesday, April 21st, 2009 at the Pine Bluff Convention Center. As is our custom, you and your spouse, or guest, are cordially invited to join us for dinner, which will be served at 6:30 p.m. The business meeting will follow at approximately 7:30 p.m.

This year, you will find your dinner reservation card located inside the annual report. Please fill this out and return at your earliest convenience.

We thank you again for your  support,  and we look  forward  to seeing you April
21st.

Sincerely,



J. Thomas May
Chairman and Chief Executive Officer

JTM/re


            P.O. BOX 7009 501 MAIN STREET PINE BLUFF, AR 71611-7009
                      (870) 541-1000 www.simmonsfirst.com

                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF SIMMONS FIRST NATIONAL CORPORATION:

         NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Simmons First National Corporation will be held at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, at 7:30 P.M., on Tuesday, April 21, 2009 for the following purposes:

         1.   To fix at 9 the number of directors to be elected at the meeting;

         2. To elect 9 persons as directors to serve until the next annual shareholders' meeting and until their successors have been duly elected and qualified;

         3. To provide advisory approval of the Simmons First National Corporation's executive compensation program;
         4. To ratify the Audit Committee's selection of the accounting firm of BKD, LLP as independent auditors of Simmons First National Corporation and its subsidiaries for the year ending December 31, 2009;

         5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only shareholders of record at the close of business on February 23, 2009, will be entitled to vote at the meeting.


BY ORDER OF THE BOARD OF DIRECTORS:



John L. Rush, Secretary
Pine Bluff, Arkansas
March 20, 2009

                         ANNUAL MEETING OF SHAREHOLDERS

                       SIMMONS FIRST NATIONAL CORPORATION
                                 P. O. Box 7009
                           Pine Bluff, Arkansas 71611

                                 PROXY STATEMENT
                      Meeting to be held on April 21, 2009
         Proxy and Proxy Statement furnished on or about March 20, 2009

         The enclosed proxy is solicited on behalf of the Board of Directors of Simmons First National Corporation (the "Company") for use at the annual meeting of the shareholders of the Company to be held on Tuesday, April 21, 2009, at 7:30 p.m., at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, or at any adjournment or adjournments thereof. When such proxy is properly executed and returned, the shares represented by it will be voted at the meeting in accordance with any directions noted thereon, or if no direction is indicated, will be voted in favor of the proposals set forth in the notice.

                              REVOCABILITY OF PROXY

         Any shareholder giving a proxy has the power to revoke it at any time before it is voted.

                        COSTS AND METHOD OF SOLICITATION

         The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, solicitation may be made by employees of the
Company by telephone, telegraph and personal interview. These persons will receive no compensation other than their regular salaries, but they will be reimbursed by the Company for their actual expenses incurred in such solicitations.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

         At the meeting, holders of the $0.01 par value Class A common stock (the "Common Stock") of the Company, the only class of stock of the Company outstanding, will be entitled to one vote, in person or by proxy, for each share of the Common Stock owned of record, as of the close of business on February 23, 2009. On that date, the Company had outstanding 13,985,474 shares of the Common Stock; 1,718,274 of such shares were held by Simmons First Trust Company ("SFTC"), in a fiduciary capacity, of which 99,225 shares will not be voted at the meeting. Hence, 13,886,249 shares will be deemed outstanding and entitled to vote at the meeting.

         All actions requiring a vote of the shareholders must be taken at a meeting in which a quorum is present in person or by proxy. A quorum consists of a majority of the outstanding shares entitled to vote upon a matter. With respect to each proposal subject to a shareholder vote, other than the election of directors, approval requires that the votes cast for the proposal exceed the votes cast against it. The election of directors will be approved, if each director nominee receives a plurality of the votes cast. All proxies submitted will be tabulated by SFTC.

         With respect to the election of directors, a shareholder may withhold authority to vote for all nominees by checking the box "withhold authority for all nominees" on the enclosed proxy or may withhold authority to vote for any nominee or nominees by checking the box "withhold authority for certain nominees" and lining through the name of such nominee or nominees for whom the authority to vote is withheld as it appears on the enclosed proxy. The enclosed proxy also provides a method for shareholders to abstain from voting on each other matter presented. By abstaining, shares will not be voted either for or against the subject proposals, but will be counted for quorum purposes. While there may be instances in which a shareholder may wish to abstain from voting on any particular matter, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

         An abstention or a broker non-vote, (i.e., when a shareholder does not grant his or her broker authority to vote his or her shares on non-routine matters) will have no effect on any item to be voted upon by the shareholders.

         In the event a shareholder executes the proxy but does not mark the ballot to vote (or abstain) on any one or more of the proposals, the proxy will be voted "For" such proposals. Further, if any matter, other than the matters shown on the proxy, is properly presented at the meeting which may be acted upon without special notice under Arkansas law, the proxy solicited hereby confers discretionary authority to the named proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting. On the date of the mailing of this Proxy Statement, the Board of Directors has no knowledge of any such other matter which will come before the meeting.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth all persons known to management who own, beneficially or of record, more than 5% of the outstanding Common Stock, the number of shares owned by the named Executive Officers in the Summary Compensation Table and by all Directors and Executive Officers as a group.


Name and Address of Beneficial Owner          Shares Owned Beneficially [a]     Percent of Class
-------------------------------------         -----------------------------     ----------------
Simmons First National Corporation
     Employee Stock Ownership Trust [b]                1,051,022                     7.57%
     501 Main Street
     Pine Bluff, AR 71601
J. Thomas May [c]                                        194,010                     1.40%
Robert A. Fehlman [d]                                     25,672                         *
David L. Bartlett [e]                                     27,565                         *
Marty D. Casteel [f]                                      24,534                         *
Robert C. Dill [g]                                        64,538                         *
All directors and officers as a group (13 persons)       429,551                     3.09%
-------------------------
         *  The  shares  beneficially  owned  represent  less  than  1%  of  the outstanding common shares.


[a] Under the applicable rules, "beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.
[b] The Simmons First National Corporation Employee Stock Ownership Plan ("ESOP") purchases, holds and disposes of shares of the Company's stock. The Nominating, Compensation and Corporate Governance Committee ("NCCGC") and the Chief Executive Officer, pursuant to delegation of authority from the NCCGC, directs the trustees of the ESOP trust concerning when, how many and upon what terms to purchase or dispose of such shares, other than by distribution under the ESOP. Shares held by the ESOP may be voted only in accordance with the written instructions of the plan participants, who are all employees or former employees of the Company and its subsidiaries.
[c] Mr. May owned of record 161,679 shares; 19,506 shares were held in his IRA accounts; 1,255 shares were owned by his wife; 3,183 shares are owned by his stepson; 8,387 shares are held in his fully vested account in the ESOP.
[d] Mr. Fehlman owned of record 6,567 shares; 4,486 shares were held in his fully vested account in the ESOP; 147 shares were held in the employee stock purchase plan and 14,472 shares were deemed held through exercisable stock options.
[e] Mr. Bartlett owned of record 5,789 shares; 13,040 shares were owned in the Bartlett Family Trust; 648 shares were held in his fully vested account in the ESOP and 8,088 shares were deemed held through exercisable stock options.
[f] Mr. Casteel owned of record 3,719 shares; 3,414 shares were owned jointly with his wife; 7,402 shares were held in his fully vested account in the ESOP; 239 shares were held in the employee stock purchase plan and 9,760 shares were deemed held through exercisable stock options.
[g] Mr. Dill owned of record 22,267 shares; 102 shares were owned jointly with his spouse; 4,368 in his IRA; 24,171 shares in his fully vested account in the ESOP and 13,630 shares were deemed held through exercisable stock options.

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company recommends that the number of directors to be elected at the meeting be fixed at nine (9) and that the persons named below be elected as such directors, to serve until the next annual meeting of the shareholders and until their successors are duly elected and qualified. Each of the persons named below is presently serving as a director of the Company for a term which ends on April 21, 2009, or such other date upon which a successor is duly elected and qualified. The Board has determined that each of the nominees for director, except J. Thomas May, satisfy the requirements to be an independent director as set forth in the listing standards of NASDAQ.

         The proxies hereby solicited will be voted for the election of the nominees shown below, unless otherwise designated in the proxy. If at the time of the meeting any of the nominees should be unable or unwilling to serve, the discretionary authority granted in the proxy will be exercised to vote for the election of a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.

         The table below sets forth the name, age, principal occupation or employment during the last five years, prior service as a director of the Company, the number of shares and percentage of the outstanding Common Stock beneficially owned, with respect to each director and nominee proposed, as reported by each nominee:


                                    Principal                          Director            Shares        Percent
Name                       Age      Occupation [a]                     Since               Owned [b]     of Class
----                       ---      --------------                     -----               ---------     --------
William E. Clark, II       39       Chairman and  CEO,                 2008                    325           *
                                    Clark Contractors, LLC
                                    (Construction)

Steven A. Cosse'           61       Executive Vice President           2004                  5,365 [c]       *
                                    and General Counsel,
                                    Murphy Oil Corporation

Edward Drilling            53       Arkansas President, AT&T Corp.     2008                    325           *

George A. Makris, Jr.      52       President, M. K.                   1997                 28,700 [d]       *
                                    Distributors, Inc.
                                    (Beverage Distributor)

J. Thomas May              62       Chairman and Chief Executive       1987                194,070 [e]       1.40%
                                    Officer of the Company;
                                    Chairman and Chief Executive
                                    Officer of Simmons First
                                    National Bank

W. Scott McGeorge          65       President, Pine Bluff              2005                 40,870 [f]       *
                                    Sand and Gravel Company

Stanley E. Reed            57       Farmer                             2007                  6,825 [g]       *

Harry L. Ryburn            73       Orthodontist (retired)             1976                  7,097 [h]       *

Robert L. Shoptaw          62       Retired Executive, Arkansas        2006                  3,725 [i]       *
                                    Blue Cross and Blue Shield


------------------
* The shares beneficially owned represent less than 1% of the outstanding common shares.
[a] All persons have been engaged in the occupation listed for at least five years.
[b] "Beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.
[c] Mr. Cosse' owned 3,365 shares jointly with his spouse and 2,000 shares are deemed held through exercisable stock options.
[d] Mr. Makris owned 8,400 shares jointly with his wife; 16,300 shares are held by his children; 2,000 shares are held in trusts for his adult siblings of which Mr. Makris is the trustee and 2,000 shares are deemed held through exercisable stock options.
[e] Mr. May owned of record 161,679 shares; 19,506 shares were held in his IRA accounts; 1,255 shares were owned by his wife; 3,183 shares are owned by his stepson; 8,387 shares are held in his fully vested account in the ESOP.
[f] Mr. McGeorge owned of record 38,446 shares; 424 shares were owned by his spouse; and 2,000 shares are deemed held through exercisable stock options.

[g] Mr. Reed owned of record 325 shares; 500 shares were held jointly with his wife; 5,000 shares are held in his IRA; and 1,000 shares are deemed held through exercisable stock options.
[h] Dr. Ryburn and his wife are general partners in a family limited partnership which owns 123,624 shares of which 2,472 shares held by the partnership are attributable to Dr. Ryburn; 500 shares are held jointly by Dr. Ryburn and his wife;125 shares are held by Greenback Investment Club which are attributable to Dr. Ryburn and 4,000 shares are deemed held through exercisable stock options.
[i] Mr. Shoptaw owned of record 325 shares; 2,400 shares were held in his IRA and 1,000 shares are deemed held through exercisable stock options.

Committees and Related Matters

         During 2008, the Board of Directors of the Company maintained and utilized the following committees: Executive Committee, Audit & Security Committee and Nominating, Compensation and Corporate Governance Committee.

         During 2008, the Audit & Security Committee was composed of William E. Clark, II, George A. Makris, Jr., Stanley E. Reed, Harry L. Ryburn and W. Scott McGeorge. This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries, the control systems of management and internal accounting controls. During 2008, this committee met 16 times.

         The Nominating, Compensation and Corporate Governance Committee was composed of Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cosse', Edward Drilling, George A. Makris, Jr., W. Scott McGeorge and Stanley E. Reed. During 2008, the Nominating, Compensation and Corporate Governance Committee met 7 times.

         The Company encourages all board members to attend the annual meeting. Historically, the directors of the Company and its subsidiaries are introduced and acknowledged at the annual meeting. All of the directors who stood for election at the 2008 annual meeting, attended the Company's 2008 annual meeting.

         The Board of Directors of the Company met 9 times during 2008, including regular and special meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of all committees on which such director served, except William E. Clark, II, who attended 63% of such meetings.

Transactions with Related Persons

         From time to time, Simmons First National Bank, Simmons First Bank of Russellville, Simmons First Bank of South Arkansas, Simmons First Bank of Jonesboro, Simmons First Bank of Searcy, Simmons First Bank of Northwest Arkansas, Simmons First Bank of El Dorado, N.A. and Simmons First Bank of Hot Springs, banking subsidiaries of the Company, have made loans and other extensions of credit to directors, officers, employees and members of their immediate families, and from time to time directors, officers, employees and members of their immediate families have placed deposits with these banks. These loans, extensions of credit and deposits were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. The Company generally considers banking relationships with directors and their affiliates to be immaterial and as not affecting a director's independence so long as the terms of the credit relationship are similar to those with other comparable borrowers.

         In assessing the impact of a credit relationship on a director's independence, the Company deems any extension of credit which complies with Federal Reserve Regulation O to be consistent with director independence. The Company believes that normal, arms'-length banking relationships entered into in the ordinary course of business do not negate a director's independence.

         Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the subsidiary banks of the Company with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred nor may any such loans be classified or disclosed as non-accrual, past due, restructured or a potential problem loan. The Company's Board of Directors will review any credit to a director or his affiliates that is criticized by internal loan review or a bank regulatory agency in order to determine the impact that such classification may have on the director's independence.

Policies and Procedures for Approval of Related Party Transactions

         Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.

         Management carefully reviews all proposed related party transactions, other than routine banking transactions, to determine if the transaction is on terms comparable to terms that could be obtained in an arms'-length transaction with an unrelated third party. Management reports to the Executive Committee and then to the Board of Directors on all proposed material related party transactions. Upon the presentation of a proposed related party transaction to the Executive Committee or the Board, the related party is excused from participation in discussion and voting on the matter.

Communication with Directors

         Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below. If the shareholder desires to communicate with a specific director, the correspondence should be addressed to such director. Any such correspondence addressed to the Board of Directors will be forwarded to the Chairman of the Board for review. The receipt of the correspondence and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific director will be delivered to such director promptly after receipt by the Company. Each such director shall review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

         Correspondence should be addressed to:

         Simmons First National Corporation
         Board of Directors
         Attention: (Chairman or Specific Director)
         P. O. Box 7009 Pine Bluff, Arkansas 71611

           NOMINATING, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

         During 2008, the Nominating, Compensation and Corporate Governance Committee ("NCCGC") was composed of Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cosse', Edward Drilling, George A. Makris, Jr., W. Scott McGeorge and Stanley E. Reed, all of whom are independent in accordance with the NASDAQ listing standards. The primary function of the NCCGC regarding nominations is to identify and recommend individuals to be presented for election or re-election as Directors.

Director Nominations and Qualifications

         The Board of Directors has not adopted a charter for the NCCGC, but has adopted by resolution certain corporate governance principles and procedures regarding nominations and criteria for proposing or recommending proposed nominees for election and re-election to the Board of Directors. The Board of Directors is responsible for recommending nominees for directors to the shareholders for election at the annual meeting. The Board has delegated the identification and evaluation of proposed nominees to the NCCGC, a committee of independent directors. The identification and evaluation of potential directors is a continuing responsibility of the committee. The committee has not retained any third party to assist it in identifying candidates. A proposed director may be recommended to the Board at any time, however, a proposed nominee for director to be elected at the annual meeting must be presented to the Board of Directors for consideration no later than December 31 of the year immediately preceding such annual meeting.

         The NCCGC has not set any minimum qualifications for a proposed nominee to be eligible for recommendation to be elected as a director. The corporate governance principles provide that the NCCGC shall consider the following criteria in evaluating proposed nominees for director:


   * Location of residence and business interests            * Type of business interests
   * Age                                                     * Knowledge  of  financial  services
   * Community  involvement                                  * High leadership profile
   * Ability to fit with the Company's  corporate culture    * Equity ownership in the Company


         There is no specified order or weighting of the foregoing criteria. The NCCGC will attempt to seek geographic diversity of residence of the future nominees.

Nominations from Shareholders

         The NCCGC will consider nominees for the Board of Directors recommended by shareholders with respect to elections to be held at an annual meeting. In order for the NCCGC to consider recommending a shareholder proposed nominee for election at the annual meeting, the shareholder proposing the nomination must provide notice of the intention to nominate a director in sufficient time for the consideration and action by the NCCGC. While no specific deadline has been set for notice of such nominations, notice provided to the NCCGC by a shareholder on or before the deadline for submission of shareholder proposals for the next annual meeting (November 13, 2009 for the 2010 meeting) should provide adequate time for consideration and action by the NCCGC prior to the December 31 deadline for reporting proposed nominations to the Board of Directors. Proposed nominations submitted after such date will be considered by the NCCGC, but no assurance can be made that such consideration will be completed and committee action taken by the NCCGC in time for inclusion of the proposed director in the proxy solicitation for the next annual meeting.

         The notice of a shareholder's intention to nominate a director must include:

         o  information   regarding  the  shareholder   making  the  nomination,
            including name, address and number of shares of SFNC that are beneficially owned by the shareholder;

         o a representation that the shareholder is entitled to vote at the meeting at which directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         o the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules if the person had been nominated for election by the Board of Directors;

         o a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

         o  the consent of each such nominee to serve as a director, if elected.

         The Chairman of the Board, other directors and executive officers may also recommend director nominees to the NCCGC. The committee will evaluate nominees recommended by shareholders against the same criteria, described above, used to evaluate other nominees.

Compensation Committee Interlocks and Insider Participation

         During 2008, the NCCGC was composed of Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cosse', Edward Drilling, George A. Makris, Jr.,
W. Scott McGeorge and Stanley E. Reed. None of the committee members were employed as officers or employees of the Company during 2008.

         During 2006, J. Thomas May served on the Compensation Committee of the Board of Directors of Arkansas Blue Cross and Blue Shield ("ABCBS"), a mutual insurance company. Mr. Robert L. Shoptaw, who then served as the chief executive officer of ABCBS, was elected to the Board of Directors of the Company during 2006. Mr. May has since resigned from the Arkansas Blue Cross and Blue Shield Compensation Committee, but continues to serve on the Board of Directors of ABCBS. Mr. Shoptaw retired from ABCBS on December 31, 2008, but still serves on the ABCBS Board of Directors.

NCCGC Processes and Procedures

         Decisions regarding the compensation of the executives are made by the NCCGC. Specifically, the NCCGC has strategic and administrative responsibility for a broad range of issues, including the Company's compensation program to compensate key management employees effectively and in a manner consistent with the Company's stated compensation strategy and the requirements of the appropriate regulatory bodies. The Board appoints each member of the NCCGC and has determined that each is an independent director.

         The NCCGC oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and certain employee benefits, subject to final action by the Board of Directors in certain cases.

         During the first quarter of each calendar year, the NCCGC makes a specific review focusing on performance and awards for the most recently completed fiscal year and the completion of the process of setting the performance goals for the incentive compensation programs for the current year.

         To assist in meeting the objectives outlined above, the Company has retained Amalfi Consulting, LLC, a nationally known compensation and benefits consulting firm, to advise the NCCGC on a regular basis on the compensation and benefit programs. The Company engaged the consultant to provide general compensation consulting services, including executive compensation. In addition, the consultant performs special executive compensation projects and consulting services from time to time as requested by the NCCGC.

         The Board of Directors, upon approval and recommendation from the NCCGC, determines and approves all compensation and awards to the CEO and other executives. The NCCGC reviews the performance and compensation of the CEO. The CEO reviews the performance and compensation of the other executive officers, including the other named executive officers and reports any significant issues or deficiencies to the NCCGC. The CEO and members of the Company's Human Resources Group assist in such reviews. The CEO and the Human Resources Group, at least annually, review the unified compensation classification program of the Company which determines the compensation of all salaried employees of the Company and its affiliates, including other named executives. The Company's compensation program is based in part on market data provided by the compensation consultant. The NCCGC and the Board also act upon the proposed grants of stock-based compensation prepared by the CEO for other executives. Presently, the consultant's role is to support such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with the Company's stated philosophies and objectives.

         In determining the amount of named executive officer compensation each year, the NCCGC reviews competitive market data from the banking industry as a whole and the peer group specifically. It makes specific compensation decisions and grants based on such data, Company performance and individual performance and circumstances. With regard to formula-based incentives, the NCCGC sets performance targets using management's internal business plan, industry and market conditions and other factors.

                             EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

         This section is a discussion of certain aspects of the Company's compensation program as it pertains to the principal executive officer, the principal financial officer and the three other most highly-compensated executive officers during 2008. These five persons are referred throughout as the "named executive officers." This discussion focuses on compensation and practices relating to the Company's most recently completed fiscal year and changes to such compensation and practices going forward.

         The Company believes that the performance of each of the named executive officers has the potential to impact the profitability of the Company, in both the short-term and long-term. Therefore, the Company places significant emphasis on the design and administration of its executive compensation program.

Executive Compensation Philosophy

         The Company seeks to provide an executive compensation package that is significantly connected to the Company's overall financial performance, the increase in shareholder value, the success of the business entity directly affected by the executive's performance and the performance of the individual executive. The main principles of this strategy include the following:
         o Salaries for associates and executives should be comparable to peer banking organizations.
         o Compensation programs should provide an incentive to increase individual performance.
         o Increased compensation is earned through an individual's increased contribution.
         o Total compensation opportunity should be comparable to that available at peer banking organizations when Company performance is good.

Objectives of Executive Compensation

         The objectives of the executive compensation program are to:

         (1) attract and retain highly efficient and competent executive leadership,
         (2) encourage  a  high  level  of   performance   from  the  individual
             executive,
         (3) align compensation incentives with the performance of the business entity most directly impacted by the executive's leadership and performance,
         (4) enhance shareholder value, and
         (5) improve the overall performance of the Company.

The Nominating, Compensation and Corporate Governance Committee ("NCCGC") strives to meet these objectives while maintaining market competitive compensation levels and ensuring that the Company makes efficient use of its shares and has predictable expense recognition.

Peer Comparison

         In determining the amount of named executive officer compensation each year, the NCCGC reviews competitive market data from the banking industry as a whole and a specific peer group of comparably sized banking organizations. The NCCGC uses a peer group of banking organizations for comparison in setting executive compensation practices and levels of base salary, incentives and benefits. In 2007, NCCGC adopted the Company's compensation consultant's recommendation that the Company select a peer group of banking organizations with assets of $2 to $4 billion which are located in states contiguous to Arkansas or in states contiguous to states contiguous to Arkansas as its peer group for compensation. In 2008, the members of the peer group remained the same (except for one institution that was acquired) but the asset range has now changed to $1 to $5 billion. This geographic area allows a peer group consisting of 20 banking organizations. In the NCCGC's view, this peer group competes directly with the Company for executive talent and are of similar size and have similar numbers of employees, product offerings and geographic scope. However, in recent years due to the consolidation in the banking industry, the number of organizations which would satisfy the criteria for inclusion in the peer group has significantly declined.

         The executive salary and benefits program are targeted to the peer group median for each compensation category in order to be competitive in the market. The Company's incentive programs are analyzed with similar programs of the peer group. The incentive programs are designed for the emphasis of performance-based compensation within the Company's specific business operations.

         The NCCGC attempts to make compensation decisions consistent with the foregoing objectives and considerations including, in particular, market levels of compensation necessary to attract, retain and motivate the executive officers. Therefore, the aggregate wealth accumulated or realizable by an executive from past compensation grants is not considered in setting compensation or making additional grants.

Decisions Regarding Composition of Total Direct Compensation

         The Company's executive compensation program provides a mix of separate components that seek to align the executive's incentives with increasing shareholder value. The Company's executive incentive compensation program includes both equity and non-equity incentive compensation. The Company has established target allocations of equity incentive and non-equity incentive compensation for executive officers. For the CEO, the NCCGC has set a target allocation of potential non-equity incentive compensation at 75% of salary. For the executive officers other than the CEO, the NCCGC has set targets for potential non-equity incentive compensation based upon the executive's salary classification ranging from 20% to 45% of salary. Additionally, the NCCGC has set a target for annual grants of equity incentives for executive officers other than the CEO. The target for annual grants of equity incentive compensation is for a number of shares equal to the executive's salary times the participation factor divided by the stock price. The participation factor is based upon the executive's salary classification and ranges from 5% to 45%. For subsidiary bank chief executive officers and Company executives designated as executive vice presidents or above, such executives receive 25% of the target for annual grants regardless of performance. When performance goals are achieved at the threshold level or above, the annual grants for equity incentive compensation to such executives will be 50% of target, consisting of restricted stock awards and/or stock options as specified by the NCCGC. The NCCGC set the foregoing targets above the historic levels of equity and non-equity incentive compensation and anticipates increasing the incentive compensation to these levels over a one to two year transition period. In light of the current turmoil in the banking industry and the market for stock of banking organizations, the NCCGC is considering changing the allocation of these awards between restricted stock and stock options to reduce the number of options granted and increase the number of restricted shares. In the current market conditions, options which rely solely upon stock appreciation for value, may not be as effective as an incentive as when market conditions are more stable.

         For 2008, the compensation of the named executive officers was allocated as follows:

         Base Salaries: ranges from approximately 74% to 85% of total direct compensation Non-equity incentives: ranges from approximately 3% to 4% of total direct compensation Equity incentives: ranges from approximately 13% to 22% of total direct compensation

"Total direct compensation" means base salaries plus bonus plus non-equity and equity incentive compensation. The foregoing percentages are based on the full grant date fair value of annual compensation (calculated in accordance with FAS 123(R)). These amounts differ from the amounts included in the Summary Compensation Table under the columns "Stock Awards," "Option Awards" and "Total," which were calculated in accordance with SEC regulations and which include expenses related to awards for prior years. Please refer to the discussion of FAS 123(R) which precedes the 2008 Summary Compensation Table, below.

         The Company emphasizes market practices in the design and administration of its executive compensation program. The NCCGC's philosophy is that incentive pay should constitute a significant component of total direct compensation. The executive compensation program utilizes stock options and restricted stock. Historically, the NCCGC has chosen to emphasize stock options more than restricted stock in the equity incentive program for the named executive officers; however, going forward, the NCCGC will rely on stock options and restricted stock in equal amounts unless threshold performance goals are not met, in which case any equity incentives granted will be in the form of stock options. Stock options require stock price appreciation for the executive to realize a compensation benefit. Equity incentive performance measures should promote shareholder return and earnings growth, and the plan design should be based upon a direct connection between performance measures, the participant's ability to influence such measures and the award levels.

Corporate and Individual Performance Measures

         The Company uses the Executive Incentive Plan, which is referred to as EIP, to reward both the achievement of corporate performance measures, such as the attainment of corporate financial goals, as well as individual performance measures. In 2008, the Company adopted the Simmons First National Corporation Long Term Incentive Program to reward senior executive officers chosen by the NCCGC for the achievement of specified corporate performance factors over a three year period that started on January 1, 2008.

Executive Compensation Program Overview

The four primary components of the executive compensation program are:

         o  base salary and bonus,
         o  non-equity incentives,
         o  equity incentives, and
         o  benefits.

A brief description of these four components and related programs follows.

1.    Base Salary and Bonus

         Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. The Company may use annual base salary adjustments to reflect an individual's performance or changed responsibilities. Base salary levels are also used as a benchmark for the amount of incentive compensation granted to an executive. For example, participation in the EIP is set within a range based upon the executive's salary grade.

         As discussed above, the Company's executive compensation program emphasizes targeting the total amount of compensation to peer group practices with a mix of compensation including a significant component of incentive compensation. At lower executive levels, base salaries represent a larger proportion of total compensation but at senior executive levels total
compensation   contains   a   larger   component   of   incentive   compensation
opportunities.

         The NCCGC has approved bonuses for executive officers for special circumstances but does not generally utilize discretionary bonuses as a significant part of the executive compensation program.

2.    Non-Equity Incentives

         The Company uses the EIP as a short-term incentive to encourage achievement of its annual performance goals. Prior to 2008, the EIP consisted of two separate components, Base Profit Sharing Incentive, referred to as Base Incentive, and the Bonus Profit Sharing Incentive, referred to as Bonus Incentive. The Company's compensation consultant recommended that the EIP be simplified by eliminating the two components of EIP and the NCCGC has implemented this recommendation effective for 2008. The EIP now consists of only one component. The EIP focuses on the achievement of annual financial goals and awards. The EIP is designed to:

         o  support strategic business objectives,
         o promote the attainment of specific financial goals for the Company and the executive,
         o  reward achievement of specific performance objectives, and
         o  encourage teamwork.

         The EIP is designed to provide executives with market competitive compensation based upon their experience and scope of responsibility. The size of an executive's EIP award is influenced by these factors, market practices, Company performance and individual performance. The NCCGC generally sets the annual EIP award for an executive to provide an incentive at the market median for expected levels of performance. All of the named executive officers participate in the EIP. Awards earned under the EIP are contingent upon employment with the Company through the end of the fiscal year, except for payments made in the event of death, retirement or disability.

         The ultimate amount paid to an executive under the EIP is a function of four variables:

         o  the executive's level of participation;
         o  the goals set for the Company;
         o the payout amounts established by the NCCGC which correspond to threshold, target and maximum levels of performance; and
         o  the NCCGC's determination of the extent to which the goals were met.

         For 2008, the Company based the EIP corporate performance on earnings per share (90%) and corporate strategic factors (10%). The NCCGC determined that for 2008 the Company did not achieve the Company's earnings per share threshold measure. Even though that portion of the award (90%) based upon earnings per share is not payable, the participant may still earn a substantially reduced EIP award based upon the satisfaction of only the corporate strategic factors. For 2009, the Company will base EIP awards on the Company's earnings per share (40%), the performance of the Company's affiliates (35%) and the Company's other strategic initiatives (25%).

         The NCCGC sets these target performance measures in the first quarter of each year based largely on management's confidential business plan and budget for the coming year, which typically includes planned revenue growth, cost reductions and profit improvement. The NCCGC also sets threshold performance benchmarks. Target and maximum award thresholds reflect ambitious goals which can only be attained when business results are exceptional. Minimum award or performance measure targets are set at the prior year's earnings per share.

         Finally, the NCCGC assesses actual performance relative to pre-set goals and, in doing so, determines the amount of any final award payment. In determining final awards and in evaluating personal performance, the NCCGC considers adjustments to GAAP net income and other corporate performance measures for unplanned, unusual or non-recurring items of gain or expense.

         In addition to the EIP, in 2008 the Company adopted the Simmons First National Corporation Long Term Incentive Plan, which is referred to as the LTIP. Pursuant to the LTIP, the Company may grant awards of cash and stock to participants in the LTIP having a value not to exceed 65% of the participant's base salary. Awards granted under the LTIP are divided equally between cash and stock. The NCCGC administers the LTIP and granted awards under the LTIP to Mr. May, Mr. Fehlman, Mr. Bartlett and Mr. Casteel in 2008. Pursuant to these awards, each executive will receive up to 65% of the amount of his base salary for 2008 in equal parts cash and stock if the awards become fully vested. Awards granted under the LTIP will vest based on the Company's performance compared to a peer group consisting of publicly traded banking organizations with assets between $2 billion and $4 billion which are located in states contiguous to Arkansas or in states contiguous to states contiguous to Arkansas. The performance period is the three year period starting on January 1, 2008. The performance criteria to be used to determine whether the awards vest are "Core Deposit Growth," "Total Revenue Growth" and "Earnings per Share Growth." Each award is divided into three equal sub-grants that are matched to the three performance criteria. If the threshold level for any one of the performance criteria is not met at the end of the performance period, no vesting will occur with respect to the sub-grant or sub-grants identified with such performance criteria and the participant will forfeit all compensation set forth in such sub-grant or sub-grants.

         Vesting of each sub-grant can occur at four possible levels: threshold, target, target plus, and maximum. If the Company's performance compared to peer meets the threshold level for a given performance criteria, participants will receive 30% of the cash and stock awarded pursuant to the related sub-grant. If target level is attained, participants will receive 53.33% of the cash and stock awarded pursuant the sub-grant. If target plus level is attained, participants will receive 76.67% of the cash and stock awarded pursuant the sub-grant. If maximum level is attained, participants will receive 100% of the cash and stock awarded pursuant the sub-grant. Target and maximum vesting thresholds reflect ambitious goals which can only be attained when business results are exceptional and aspirational, respectively.

         On February 23, 2009, the NCCGC and the Board terminated the LTIP plan. In light of the restrictions on incentive based compensation in recently adopted statutes and regulatory pronouncements, the Company has determined that the elimination of the incentive based compensation under the LTIP is an appropriate change. Further, the Company and the participants under the LTIP have agreed to cancel and terminate the 2008 grants effective February 23, 2009. Accordingly, the LTIP plan and all grants under the LTIP plan have been terminated.

3.    Equity Incentives

         The Company makes stock option awards to executives of the Company and its subsidiary banks. These awards are generally granted once a year, although in special circumstances additional grants may be made. These awards are used to create a common economic interest between the interests of executives and shareholders and to recruit and retain qualified executives. The Company's stock options generally have an exercise price equal to the closing price of the Company's stock on the day prior to the date of grant, a ten year term and vest in equal installments over five years after the date of grant. Accordingly, the actual value an executive will realize is tied to appreciation in the stock price and, therefore, is aligned with increased corporate performance and shareholder returns.

         The Company also utilizes restricted stock awards to executive officers. From time to time, the Company has made routine grants of restricted stock to its executives and also has utilized restricted stock grants in connection with the hiring, promotion or retention of executives. The restricted stock granted last year as well as the outstanding unvested grants from prior years are reflected in the tables below.

         During 2008, restricted stock and stock option grants were made under the Simmons First National Corporation Executive Stock Incentive Plan - 2006, which is administered by the NCCGC. The Company grants incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock. Historically, the NCCGC has utilized incentive stock options for most executives, but due to recent changes in the accounting rules regarding stock based compensation, the Company has decided to de-emphasize incentive stock options and increase the use of non-qualified options and restricted stock in making future grants. On several occasions in the past, the NCCGC has chosen to grant non-qualified stock options when under the specific circumstances the desired grants would not qualify as incentive stock options or the NCCGC determined that stock appreciation rights should be granted with the options.

         Upon the advice of the Company's compensation consultant, the NCCGC has decided to grant equity incentives to executives based on the Company's prior year performance beginning in 2009. For subsidiary bank chief executive officers and Company executives designated as executive vice presidents or above, such executives receive 25% of the target for annual grants regardless of performance. When performance goals are achieved at the threshold level or above, the annual grants for equity incentive compensation to such executives will be 50% of target, consisting of restricted stock awards and/or stock options as specified by the NCCGC. By granting performance based equity incentives, the Company will use equity incentives both as a short-term incentive to encourage achievement of its annual performance goals and to create a common economic interest between the interests of executives and shareholders.

         The level of equity incentive compensation that an executive will receive is a function of four variables:

         o  the executive's level of participation;
         o  the goals set for the Company;
         o the payout amounts established by the NCCGC which correspond to threshold, target and maximum levels of performance; and
         o  the NCCGC's determination of the extent to which the goals were met.

         For equity incentives granted in 2009 based on the Company's 2008 performance, criteria are as follows: the return on tangible assets (30%), revenue growth (35%) and core deposit growth (35%).

         The NCCGC sets these target performance measures in the first quarter of each year based largely on management's confidential business plan and budget for the coming year, which typically includes planned revenue growth, cost reductions and profit improvement. The NCCGC also sets threshold performance benchmarks. Target and maximum award thresholds reflect ambitious goals which can only be attained when business results are exceptional.

         Please refer to the section below, "Other Guidelines and Procedures Affecting Executive Compensation" for additional information regarding the Company's practices when granting stock options and restricted stock.

4.    Benefits

         A.        Profit Sharing and Employee Stock Ownership Plan
                   ------------------------------------------------

         The Company offers a combination profit sharing and employee stock ownership plan. This plan is open to substantially all of the employees of the Company including the executive officers. The plan and the contributions to the plan provide for retirement benefits to employees and allow the employees of the Company to participate in the ownership of stock in the Company.

         The plan is funded solely by Company contributions which are divided between the profit sharing plan component and the employee stock ownership plan component. Contributions in the profit sharing plan are invested by the Simmons First Trust Company, N.A., an affiliate of the Company, in marketable securities, while contributions to the employee stock ownership plan component are invested in the stock of the Company. The Company targets a contribution of approximately 5.5% of the eligible earnings of the participants in this plan and annually specifies the allocation of the contribution between the profit sharing plan and the employee stock ownership plan components.

         B.        401(k) Plan
                   -----------

         The Company offers a qualified 401(k) Plan in which it makes matching contributions to encourage employees to save money for their retirement. This plan, and the contributions to it, enhance the range of benefits offered to executives and enhance the Company's ability to attract and retain employees.

         Under the terms of the qualified 401(k) Plan, employees may defer a portion of their eligible pay, up to the maximum allowed by I.R.S. regulation, and the Company matches 25% of the first 6% of compensation for a total match of 1.5% of eligible pay for each participant who defers 6% or more of his or her eligible pay.

         C.        Perquisites and Other Benefits
                   ------------------------------

         Perquisites and other benefits represent a small part of the overall compensation package, and are offered only after consideration of business need. The NCCGC annually reviews the perquisites and other personal benefits that are provided to senior management. The primary perquisites are automobile allowances, personal use of company automobiles, club memberships and certain relocation and moving expenses. The NCCGC believes that allowing the reasonable personal use of a company owned automobile provided for an executive is incidental to the performance of his or her duties and causes minimal additional cost to the Company. Likewise, the granting of an automobile allowance to an executive provides a means of transportation for the executive in performing his executive duties and benefits the Company. The Company sponsors membership in golf or social clubs for certain senior executives who have responsibility for the entertainment of clients and prospective clients. Finally, the Company encourages its executives to properly monitor the state of their health by reimbursing the cost of an annual routine physical examination.

         D.        Post-Termination Compensation
                   -----------------------------

         Deferred Compensation Arrangements The Company maintains two non-qualified deferred compensation arrangements that are designed to provide supplemental retirement pay from the Company to two executives, Mr. May and Mr. Bartlett. The Company bears the entire cost of benefits under these plans.

         The Deferred Compensation Agreement for Mr. May ("May Plan") and the Executive Salary Continuation Agreement for Mr. Bartlett ("Bartlett Plan") are non-qualified defined benefit type plans. These plans are intended to work together with the Company's other retirement plans to provide an overall targeted level of benefits.

         The Bartlett Plan was assumed in the merger with Alliance Bancorporation, Inc. in 2004. This plan is frozen and of the named executive officers, only Mr. Bartlett has a benefit payable from this plan. His benefit is fully vested and based on his service prior to 2004.

         The Company provides retirement benefits in order to attract and retain executives. The amounts payable to Mr. May under the May Plan and to Mr. Bartlett under the Bartlett Plan are determined by each plan's benefit formula, which is described in the section below "Pension Benefits Table."

         Change in Control Agreements The Company has entered into Change in Control Agreements ("CIC Agreements") with members of senior management of the Company and its subsidiary banks, including each of the named executive officers. Except for these CIC Agreements, and a general severance policy, none of the named executive officers has an employment agreement which requires the Company to pay their salary for any period of time. The Company entered into the CIC Agreements because the banking industry has been consolidating for a number of years and it does not want its executives distracted by a rumored or actual change in control. Further, if a change in control should occur, the Company wants its executives to be focused on the business of the organization and the interests of shareholders. In addition, it is important that the executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. The Company believes the CIC Agreements are consistent with market practice and assist the Company in retaining its executive talent. The level of benefits for the named executive officers ranges from one to two times certain elements of their compensation which the NCCGC believes is competitive with the banking industry as a whole and specifically with the designated peer group. The Company entered into technical amendments to the CIC Agreements with members of senior management in 2008 to comply with
Section 409A of the Internal Revenue Code. The benefits provided under of the CIC Agreements did not change as a result of the amendments.

         Upon a change in control, followed by a termination of the executive's employment by the Company without "Cause" or by the executive after a "Trigger Event," the CIC Agreements require the Company to pay or provide the following to the executive:

         o a lump sum payment equal to one or two times the sum of the executive's base salary (the highest amount in effect anytime during the twelve months preceding the executive's termination date) and the executive's incentive compensation (calculated as the higher of the target EIP for the year of termination or the average of the executive's last two years of EIP awards);

         o up to three years of additional coverage under the Company's health, dental, life and long term disability plans; and

         o a payment to reimburse the executive, in the case of Messrs. May, Fehlman, Bartlett and Casteel, for any excise taxes on severance benefits that are considered excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code plus income and employment taxes on such tax gross up as well as interest and penalties imposed by the IRS.

         In addition, upon a change in control, all outstanding stock options vest immediately and all restrictions on restricted stock lapse.

         Further, upon a change in control, the requirement under the May Plan that Mr. May remain employed until age 65 is deleted and the benefit is immediately vested. A change in control does not affect Mr. Bartlett's benefit under the Bartlett Plan, since he is currently fully vested.

         The Company believes that CIC Agreements should encourage retention of the executives during the negotiation and following a change in control transaction, compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive's personal wealth. Therefore, the CIC Agreements, except in the case of Mr. May, require that there be both a change in control and an involuntary termination without "Cause" or a voluntary termination within six months after a "Trigger Event" which is often referred to as a "double-trigger." The double-trigger ensures that the Company will become obligated to make payments under the CIC Agreements only if the executive is actually or constructively discharged as a result of the change in control. However, the NCCGC has determined that in the case of Mr. May, a single trigger CIC Agreement is appropriate. Within twelve months following a change in control, Mr. May is permitted to request payment of his termination compensation under his CIC Agreement without either an involuntary termination or a termination following a Trigger Event.

         The NCCGC reviews the general elements and salary structure of the Company's compensation plan annually and makes adjustments to ensure that it is consistent with its compensation philosophies, Company and personal performance, current market practices, assigned duties and responsibilities and inflation.

Other Guidelines and Procedures Affecting Executive Compensation

         Stock-Based Compensation - Procedures Regarding NCCGC and Board Approval The Board of Directors approves all grants of stock-based compensation to the executives. Any proposed grants to the CEO are originated and approved by the NCCGC and then submitted to the Board of Directors for approval. Grants to the CEO may or may not occur simultaneous with grants to other executives. Prospective grants of stock-based compensation to other executives are proposed to the NCCGC by the CEO. The NCCGC considers, modifies, if necessary, and acts upon the proposed grants. If approved, the proposed grants are then submitted to the Board of Directors for consideration and approval.

         Stock-Based Compensation Procedures - Regarding Timing and Pricing of Awards The Company's policy is to make grants of equity-based compensation only at current market prices. The exercise price of stock options are set at the closing stock price on the day prior to the date of grant. The Company has elected to use the prior day's closing price to provide certainty in the designation of the option price upon the date the Board approves the grant. The Company does not grant "in-the-money" options or options with exercise prices below market value on the day prior to date of grant. The Company's policy is to consider grants at scheduled meetings of the NCCGC and refer recommended grants to the Board of Directors for approval and such grants are either effective on the Board approval date or a specified future date. Further, historically the Company has made the majority of such grants on the date of the May meeting of the Board of Directors. Beginning with the 2009 grants which are based upon the Company's results for 2008 under specified performance measures, the NCCGC recommended and the Board approved such grants in February, 2009. The Company may make grants at other times throughout the year, upon due approval of the NCCGC and the Board, in connection with grants to the CEO or to other executives in exceptional circumstances, such as the hiring, promotion or retention of an executive officer or in connection with an acquisition transaction.

         The Company attempts to schedule restricted stock award and stock option grants at times when the market is not influenced by scheduled releases of information. The Company does not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

         Historically, the Company chose the May meeting of its Board of Directors because it was the first meeting of the Board of Directors after the annual meeting of shareholders at which the stock compensation plans were approved. Prior to 2009, the Company had generally continued to follow this schedule regardless of whether stock compensation plans are being presented for approval at the annual shareholders meeting. With the introduction of performance based grants in 2009, the Company has moved the date of the grants to the first quarter of the year. Since the performance grants are based upon a formula related to the prior year performance, the determination of the amount of the proposed grants can be completed when the financial results for the prior year are completed. Accordingly, the Company has determined that the approval and issuance of the grants for the current year based upon last years performance should be addressed in the first quarter, during the period when the performance goals for the current year are being set. The grants are made at a time when the Company's financial results have already become public, and there is little potential for abuse of material, non-public information in connection with stock or option grants. The influence of the Company's disclosures of non-public information on the exercise price of these stock-based incentives is minimized by utilizing NCCGC and/or Board meeting dates as grant dates and by setting the vesting period at one year or longer. The Company follows the same procedures regarding the timing of grants to its executive officers as it does for all other participants.

         Role of Executive Officers in Determining Executive Compensation The NCCGC oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and certain employee benefits, subject to final action by the Board of Directors in certain cases. The Board of Directors, upon approval and recommendation from the NCCGC, determines and approves all compensation and awards, to the CEO and other executives. The NCCGC reviews the performance and compensation of the CEO. The CEO reviews the performance and compensation of the other executive officers, including the other named executive officers, and reports any significant issues or deficiencies to the NCCGC. The members of the Company's Human Resources Group assist in such reviews. The CEO and the Human Resources Group, at least annually, review the unified compensation classification program of the Company which determines the compensation of all salaried employees of the Company and its affiliates, including other executives. The Company's compensation program is based in part on market data provided by the compensation consultant. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

         Adjustments to Incentive Compensation as a Result of Financial Statement Restatements The NCCGC's policy is to consider adjusting future awards or recovering past awards in the event of a material restatement of the Company's financial results. If, in the exercise of its business judgment, the NCCGC believes that it is in the best interests of the Company and its shareholders to do so, it will seek recovery or cancellation of any bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results where the NCCGC determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in such performance targets being achieved which would not have been achieved absent such misconduct.

         Share Ownership Guidelines The Company encourages directors and executive officers to be shareholders. The Company believes that share ownership by directors and executives is a contributing factor to enhanced long-term corporate performance. Although the directors and executive officers already have a significant equity stake in the Company (as reflected in the beneficial ownership information contained in this Proxy Statement), the Company has adopted a share ownership policy for directors.

         Members of the Board of Directors are required to own at least 200 shares of the Company's common stock. Directors are allowed a reasonable period of time in which to meet this requirement, measured from the date of their election to the Board. Additionally, all executive officers are encouraged to retain as a long term investment, a substantial portion of the shares acquired through the Company's stock based incentive plans.

         Participation in the Troubled Asset Relief Program The Board of Directors is considering participating in the Troubled Asset Relief Program Capital Purchase Program (the "Program") established by the United States Department of Treasury (the "Treasury") pursuant to the terms of the Emergency Economic Stabilization Act of 2008. The Treasury has approved an investment in the Company of up to approximately $60 million. If the Board decides to accept an investment from the Treasury, the Company will be subject to certain executive compensation and corporate governance limitations. The Company will need to modify or terminate all benefit plans or compensation arrangements to eliminate any provisions that would not be in compliance with the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 ("Acts"). In general, the Company would need to (i) ensure that the compensation programs covering senior executive officers do not encourage unnecessary and excessive risks, (ii) add "clawback" provisions to the incentive compensation programs for senior executive officers whose awards are based on criteria, such as net income, that are later proven to be materially inaccurate,
(iii) terminate or modify certain golden parachute arrangements with its senior executive officers and certain other highly paid officers and (iv) terminate or modify bonus or incentive compensation payable to certain highly paid officers.

         In addition, any federal income tax deductions for compensation paid to each senior executive officer in excess of $500,000 would be disallowed. For purposes of the Program, the Company's "senior executive officers" are the named executive officers. The Company's compensation consultant is evaluating the Company's compensation and benefit programs and will advise the Company of any necessary changes to its compensation plans to comply with the Acts. If the Company chooses to participate in the Program, the senior executive officers and the affected highly paid officers of the Company will enter into agreements with the Company waiving or forfeiting any compensation which is not permitted under the Acts and providing for "clawback" provisions to reimburse incentive compensation paid based on financial data which is later proven to be materially inaccurate. While the executive compensation limitations under the Program would impact the named executive officers, particularly Mr. May, the NCCGC does not believe that participation in the Program would have a significant effect on the Company's ability to meet its executive compensation objectives or retain its personnel.

Tax Considerations

         It has been and continues to be the NCCGC's intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine the Company's ability to meet its primary compensation objectives or is otherwise not in its best interest. The Company also regularly analyzes the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the purpose(s) of such compensation. There are various provisions of the Internal Revenue Code of 1986 ("Code") which are considered.

     Section 162(m) Section 162(m) of the Code, as amended, provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year will not be deductible for federal income tax purposes unless: (1) the compensation qualifies as "performance-based compensation," and (2) the company advised its shareholders of, and the shareholders have approved, the material terms of the performance goals under which such compensation is paid. Further, the Emergency Economic Stabilization Act of 2008 added Section 162(m)(5) to the Code which provides that compensation deductibility limit for institutions which sell assets over $300,000,000 under the Troubled Asset Relief Program reduced from $1,000,000 to $500,000 and the "performance-based compensation" exception is disallowed for these institutions. The terms of the Program require institutions participating in the Program to agree to comply with Section 162(m)(5).

     Sections 280G and 4999 The Company provides the named executive officers with change in control agreements. Certain of the change in control agreements provide for tax protection in the form of a gross up payments to reimburse the executive for any excise tax under Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed three times the executive's base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive's base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to the executives who are displaced in the event of a change in control. The Company believes the provision of tax protection for excess parachute payments for certain of its executive officers is consistent with the historic market practice within the banking industry, is a valuable incentive in retaining executives and is consistent with the objectives of the Company's overall executive compensation program.

     Section 409A Amounts deferred under the non-qualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. The Company has made amendments to its non-qualified deferred compensation plans to comply with Section 409A and continues to operate the plans in good faith compliance with Section 409A and the regulations thereunder.

Summary

     In summary, the Company believes this mix of salary, formula based cash incentives for both short-term and long-term performance and the stock-based compensation motivates the Company's management team to produce strong returns for shareholders. Further, in the view of the NCCGC, the overall compensation program appropriately balances the interests and needs of the Company in operating its business with appropriate employee rewards based on enhancing shareholder value.

Report of the NCCGC on the Compensation Discussion and Analysis

     The NCCGC reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the NCCGC recommended to the Board of Directors that the
Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Nominating, Compensation and Corporate Governance Committee of the Company's Board of Directors.

Harry L. Ryburn, Chairman      Steven A. Cosse'           George A. Makris, Jr.
W. Scott McGeorge              Stanley E. Reed            Edward Drilling
William E. Clark, II                                      Robert L. Shoptaw

SUMMARY OF COMPENSATION AND OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

     Overview. The following sections provide a summary of cash and certain other amounts paid for the year ended December 31, 2008 to the named executive officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the named executive officers for the year ended December 31, 2008. The compensation disclosed below is presented in accordance with SEC regulations. According to those regulations, the Company is required in some cases to include:

     o    amounts paid in previous years;
     o amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;
     o amounts paid to the named executive officers which might not be considered "compensation" (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such amounts);
     o an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether the stock price appreciates above its price on the date of grant, whether the executive will continue his employment with the Company and when the executive chooses to exercise the option; and
     o the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a number of factors, including when the executive retires, his compensation at retirement and in some cases the number of years the executive lives following his retirement.

Therefore, you are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, you are encouraged to read this section in conjunction with the discussion above at "Compensation Discussion and Analysis."

2008 SUMMARY COMPENSATION TABLE

     The following table provides information concerning the compensation of the named executive officers for 2006, 2007 and 2008, the most recently completed fiscal year.

     The column "Salary" discloses the amount of base salary paid to the named executive officer during each year. The column "Bonus" discloses amounts paid to named executive officers as discretionary bonuses. In the columns "Stock Awards" and "Option Awards," SEC regulations require the disclosure of the award of stock or options measured in dollars and calculated in accordance with FAS 123(R). For restricted stock, the FAS 123(R) fair value per share is equal to the closing price of the stock on the date of grant. For stock options, the FAS 123(R) fair value per share is based on certain assumptions which are explained in footnote 10 to the Company's financial statements which are included in the annual report on Form 10-K. Such expense is disclosed ratably over the vesting period but without reduction for assumed forfeitures (as is done for financial reporting purposes). The amounts shown in the 2008 Summary Compensation Table also include a ratable portion of each grant made in prior years to the extent the vesting period fell in 2008 (except where generally accepted accounting principles ("GAAP") required the Company to recognize the full amount in a prior year). Please also refer to the second table in this Proxy Statement, "Grants of Plan-Based Awards."

     For certain executives, this column includes a portion of the expense attributable to restricted stock grants made in prior years. Restricted stock awards typically vest in equal installments over five years from the date of grant. Awards are conditioned on the participant's continued employment with the Company, but may have additional restrictions, including performance conditions. Restricted stock allows the participant to vote and receive dividends prior to vesting.

     The column "Non-Equity Incentive Plan Compensation" discloses the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including the EIP. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, the EIP awards are annual awards and the payments under those awards are made based upon the achievement of financial results measured as of December 31 of each fiscal year; accordingly, the amount reported for EIP corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.

     The column "Change in Pension Value and Nonqualified Deferred Compensation Earnings," discloses the sum of the dollar value of (1) the aggregate change in the actuarial present value of the named executive officers accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in effect during the indicated years; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including on nonqualified defined contribution plans. The annual increase in the present value of Mr. May's benefit under the May Plan and Mr. Bartlett's benefit under the Bartlett Plan are disclosed in this column.

     The column "All Other Compensation" discloses the sum of the dollar value of:

     o perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;
     o all "gross-ups" or other amounts reimbursed during the fiscal year for the payment of taxes;
     o amounts paid or which became due related to termination, severance or a change in control, if any;
     o    the contributions to vested and unvested defined  contribution  plans;
          and
     o any life insurance premiums paid during the year for the benefit of a named executive officer.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------------------
Name                    Year     Salary      Bonus       Stock     Option      Non-          Change in      All          Total
and                              ($)           ($)       Awards    Awards      Equity        Pension        Other        ($)
Principal                                                ($)       ($)         Incentive     Value and      Compen-
Position                                                                       Plan          Nonqualified   sation
                                                                               Compen-       Deferred       ($) [a]
                                                                               sation        Compensation
                                                                               ($)           Earnings
                                                                                             ($)
----------------------------------------------------------------------------------------------------------------------------------
J. Thomas May,          2008     $474,285    $49,768    $184,560   $      0     $ 28,993     $      0      $  28,286    $  765,892
Chief Executive         2007     $450,110    $50,214    $164,880   $      0     $257,358     $302,000      $  35,931    $1,260,493
Officer                 2006     $437,000    $44,596    $169,500   $      0     $179,254     $373,022      $  37,519    $1,240,891

Robert A. Fehlman,      2008     $200,000    $     0    $ 14,568   $  3,549     $  8,775     $      0      $  31,024    $  257,916
Chief Financial         2007     $175,374    $     0    $  5,618   $  1,963     $ 40,355     $      0      $  28,248    $  251,558
Officer                 2006     $160,950    $     0    $  2,602   $  1,565     $ 28,566     $      0      $  62,011    $  255,694

David L. Bartlett,      2008     $282,288    $ 3,214    $ 24,217   $ 14,775     $ 14,862     $ 36,672      $  23,711    $  399,739
President and Chief     2007     $275,000    $     0    $ 11,388   $ 12,237     $ 76,605     $ 33,701      $  23,528    $  432,459
Operating Officer       2006     $250,000    $     0    $  7,250   $ 11,798     $ 62,489     $ 30,938      $ 121,024    $  483,499

Marty D. Casteel,       2008     $200,000    $     0    $ 12,520   $  2,588     $  8,775     $      0      $  27,831    $   251,714
Executive Vice          2007     $175,374    $     0    $  4,102   $  1,002     $ 40,355     $      0      $  26,433    $   247,266
President,              2006     $160,950    $     0    $  1,197   $    604     $ 23,706     $      0      $  23,480    $   209,937
Administration

Robert C. Dill,         2008     $163,072    $     0    $  5,015   $  2,092     $  5,247     $      0      $  24,127    $   199,553
Executive Vice          2007     $143,743    $     0    $  2,922   $    902     $ 20,993     $      0      $  24,974    $   193,013
President               2006     $139,723    $     0    $  1,145   $      0     $ 31,200     $      0      $  25,505    $   197,245

---------------------
[a] This category includes perquisites and other benefits: For 2008 - for Mr. May, contribution to the ESOP, $12,745, the Company's matching contribution to the ss.401(k) Plan, $3,450, use of Company automobile, $ 1,208, life insurance premiums, $510, country club dues, $2,725 and dividends paid on unvested restricted shares, $7,648; for Mr. Fehlman, contribution to the ESOP, $12,745, the Company's matching contribution to the ss.401(k) Plan, $3,450, country club dues, $6,383, automobile allowance, $6,000, life insurance premiums, $306 and dividends paid on unvested restricted shares, $2,140; for Mr. Bartlett, contribution to the ESOP, $12,745, country club dues, $5,526, personal use of company automobile, $830, life insurance premiums, $298 and dividends paid on unvested restricted shares, $4,312; for Mr. Casteel, contribution to the ESOP, $12,745, the Company's matching contribution to the ss.401(k) Plan, $3,576, automobile allowance, $6,000, country club dues, $3,240, life insurance premiums, $306 and dividends paid on unvested restricted shares, $1,964; for Mr. Dill, contribution to the ESOP, $11,450, the Company's matching contribution to the ss.401(k) Plan, $3,100, automobile allowance, $6,000, country club dues, $2,210, life insurance premiums, $303 and dividends paid on unvested restricted shares, $1,064. For 2007 - for Mr. May, contribution to the ESOP, $12,692, the Company's matching contribution to the ss.401(k) Plan, $3,375, use of Company automobile, $2,746, life insurance premiums, $5,604, country club dues, $3,234, and dividends paid on unvested restricted shares, $8,280; for Mr. Fehlman, contribution to the ESOP, $11,964, the Company's matching contribution to the ss.401(k) Plan, $3,181, country club dues, $5,896, automobile allowance, $6,000, life insurance premiums, $141 and dividends paid on unvested restricted shares, $1,066; for Mr. Bartlett, contribution to the ESOP, $12,692, country club dues, $5,574, personal use of company automobile, $795, life insurance premiums, $1,698 and dividends paid on unvested restricted shares, $2,769; for Mr. Casteel, contribution to the ESOP, $11,644, the Company's matching contribution to the ss.401(k) Plan, $3,102, automobile allowance, $6,000, country club dues, $3,234, medical cost for annual physical, $331, life insurance premiums, $1,197 and dividends paid on unvested restricted shares, $905; for Mr. Dill, contribution to the ESOP, $9,957, the Company's matching contribution to the ss.401(k) Plan, $2,648, automobile allowance, $6,000, country club dues, $5,504, and life insurance premiums, $344 and dividends paid on unvested restricted shares, $521. For 2006 - for Mr. May, contribution to the ESOP, $12,257, the Company's matching contribution to the ss.401(k) Plan, $3,300, use of Company automobile, $4,507, life insurance premiums, $3,648, country club dues, $2,977 and dividends paid on unvested restricted shares, $10,830, for Mr. Fehlman, contribution to the ESOP, $12,257, the Company's matching contribution to the ss.401(k) Plan, $3,300, country club transfer fee and dues, $9,703, automobile allowance, $6,000, relocation and moving expenses, $29,619, life insurance premiums, $506 and dividends paid on unvested restricted shares, $626; for Mr. Bartlett, contribution to the ESOP, $12,257, country club initiation fee and dues, $37,526, personal use of company automobile and automobile allowance, $1,710, relocation and moving expenses, $65,353, life insurance premiums, $2,158 and dividends paid on unvested restricted shares, $2,021; for Mr. Casteel, contribution to the ESOP, $10,836, the Company's matching contribution to the ss.401(k) Plan, $2,917, automobile allowance, $6,000, country club dues, $2,313, medical cost for annual physical, $159, life insurance premiums, $789 and dividends paid on unvested restricted shares, $466; for Mr. Dill, contribution to the ESOP, $10,094, the Company's matching contribution to the ss.401(k) Plan, $2,715, automobile allowance, $6,000, country club dues, $5,998, and life insurance premiums, $370 and dividends paid on unvested restricted shares, $328.

2008 GRANTS OF PLAN-BASED AWARDS

This table discloses information concerning each grant of an award made to a named executive officer in 2008. This includes EIP, stock option awards and restricted stock awards under the Simmons First National Corporation Executive Stock Incentive Plan - 2006 and the Simmons First National Corporation Long Term Incentive Plan, each of which are discussed in greater detail in this Proxy Statement under the caption "Compensation Discussion and Analysis." The threshold, target and maximum columns reflect the range of estimated payouts under the EIP and the LTIP. In the 7th and 8th columns, the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices are reported. In all cases, the exercise price was equal to the closing market price of the common stock on the day prior to date of grant. Finally, in the 9th column, the aggregate FAS 123(R) value of all awards made in 2008 is reported; in contrast to how the amounts in the Summary Compensation Table are presented, the amounts reported here are the aggregate values without apportioning such amounts over the service or vesting period.

                                               GRANTS OF PLAN-BASED AWARDS
------------------------------------------------------------------------------------------------------------------------
Name          Grant      Estimated Future Payouts       Estimated Future Payouts  All        All        Exercise  Grant
              Date       Under Non-Equity Incentive     Under Equity Incentive    Other      Other      or Base   Date
                         Plan Awards                    Plan Awards               Stock      Option     Price of  Fair
                         __________________________     ________________________  Awards:    Awards:    Option    Value
                         Thresh-   Target     Maxi-     Thresh- Target  Maxi-     Number     Number     Awards    of
                         old       ($)        mum        old      (#)    mum      of         of         ($/Sh)    Stock
                         ($)                  ($)        (#)             (#)      Shares     Securities           and
                                                                                  of Stock   Under-               Option
                                                                                  or Units   lying                Awards
                                                                                  (#) [a]    Options               ($)
                                                                                             (#) [a]
________________________________________________________________________________________________________________________

J. Thomas May
  EIP         01-01-08  $ 173,264  $ 346,529  $462,038
  LTIP [b][c] 03-24-08  $  45,049  $  80,086  $150,163  1,553   2,762  5,178                                    $150,163
  Option Plan 05-29-08                                                                       3,750[d]           $113,663

Robert A. Fehlman
 EIP          01-01-08  $  37,500  $  75,000  $150,000
 LTP [b][c]   03-24-08  $  19,500  $  34,666  $ 65,000    672   1,195  2,241                                    $ 65,000
 Option Plan  05-29-08                                                             860[e][f] 4,380[g]  $ 30.31  $ 56,244

David L. Bartlett
 EIP          01-01-08  $  63,515  $ 127,030  $254,059
 LTIP [b][c]  03-24-08  $  27,523  $  48,930  $ 91,744    949   1,687  3,164                                    $ 91,744
 Option Plan  05-29-08                                                           1,260[e][f] 6,420[h]  $ 30.31  $ 82,425

Marty D. Casteel
 EIP          01-01-08  $  37,500  $  75,000  $150,000
 LTIP [b][c]  03-24-08  $  19,500  $  34,666  $ 65,000    672   1,195  2,241                                    $ 65,000
 Option Plan  05-29-08                                                             830[e][f] 4,210[i]  $ 30.31  $ 51,164

Robert C. Dill
 EIP          01-01-08  $  22,422  $  44,845  $ 89,680
 Option Plan  05-29-08                                                             810[e][f]           $ 30.31  $ 24,551

-------------------

[a] The stock awards in these columns represent the indicated percentage of the total stock awards made by the Company during 2008: Mr. May 25.6%, Mr. Fehlman 5.9%, Mr. Bartlett 8.6%, Mr. Casteel 5.7% and Mr. Dill 5.5%.
[b] The Long Term Incentive Plan grant provides for a total potential benefit of 65% of base salary of the participant. The grant is equally divided between cash and shares of the Company's stock. The vesting of the grant is based upon the Company's performance compared to its peer group for three specified criteria, core deposit growth, total revenue growth and earnings per share growth. The minimum vesting level of thirty 30% requires the Company to perform at the 50th percentile of its designated peer group during 2008, 2009 and 2010 for the specified criteria. Performance in excess of the 50th percentile allows for a pro rata increase in the vesting percentage up 100% vesting if the Company performs at or above the 80th percentile of the peer group for the specified criteria. The maximum benefit which could be earned by the participants is: Mr. May, $300,325; Mr. Fehlman, $130,000; Mr. Bartlett, $183,487; and Mr. Casteel, $130,000.
[c] In connection with the termination of the LTIP, the Company and the participants in the LTIP agreed to cancel and terminate the 2008 LTIP grants. While the entries in the table under in the columns "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" and "Estimated Future Payments under Equity Incentive Plan Awards" for the LTIP were made on March 24, 2008, this plan and all awards made under the plan were terminated and cancelled on February 23, 2009.
[d] 1,875 of these restricted shares vest on May 29, 2009 and the balance vests on May 29, 2010. [e] These stock options have a ten year term and vest in five equal installments on the first through the fifth anniversary of the grant date.
[f] Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the stock price exceeds the exercise price.
[g] These restricted shares vest in annual installments of 876 shares on May 29 in each of the years 2009-2013.
[h] These restricted shares vest in annual installments of 1,284 shares on May 29 in each of the years 2009-2013.
[i] These restricted shares vest in annual installments of 842 shares on May 29 in each of the years 2009-2013.

OPTION EXERCISES AND STOCK VESTED IN 2008

         The following table provides information concerning exercises of stock options, stock appreciation rights and similar instruments, and vesting of stock, including restricted stock and similar instruments, which were granted in prior years but were exercised or vested during 2008 for each of the named executive officers on an aggregated basis. The table reports the number of securities for which options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that vested; and the aggregate dollar value realized upon vesting of stock.


                        OPTION EXERCISES AND STOCK VESTED
--------------------------------------------------------------------------------------------
                           Option Awards Stock Awards
--------------------------------------------------------------------------------------------
Name                    Number of         Value                    Number of       Value
                        Shares            Realized                 Shares          Realized
                        Acquired          on                       Acquired        on
                        on                Exercise [a]             on              Vesting [b]
                        Exercise          ($)                      Vesting         ($)
                        (#)                                        (#)
---------------------------------------------------------------------------------------------
J. Thomas May            85,000         $  1,455,325                6,000      $  184,560
Robert A. Fehlman         2,520         $     60,165                  486      $   14,568
David L. Bartlett             0         $          0                  849      $   24,217
Marty D. Casteel            200         $      3,727                  418      $   12,520
Robert C. Dill              500         $      8,128                  164      $    5,015

----------------------
[a] The Value Realized on Exercise is computed using the difference between the closing market price upon the date of exercise and the option price.
[b] The Value Realized on Vesting is computed using the closing market price upon the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

     The following table provides information concerning unexercised options and restricted stock that has not vested for each named executive officer outstanding as of the end of 2008. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

     For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. The market value of stock awards was computed by multiplying the closing market price of the Company's stock at the end of 2008 by the number of shares.


                                     OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
-------------------------------------------------------------------------------------------------------------------
                                    Option Awards                                 Stock Awards
-------------------------------------------------------------------------------------------------------------------
Name               Number        Number         Option    Option     Number      Market Value Equity     Equity
                   of Securities of Securities  Exercise  Expiration of Shares   of Shares or Incentive  Incentive
                   Underlying    Underlying     Price     Date       or Units    Units of     Plan       Plan
                   Unexercised   Unexercised    ($)                  of Stock    Stock That   Awards:    Awards:
                   Options (#)   Options (#)                         That Have   Have Not     Number     Market or
                   Exercisable   Unexercisable                       Not Vested  Vested       of         Payout
                                                                      (#)          ($)        Unearned   Value
                                                                                              Shares     of
                                                                                              Units or   Unearned
                                                                                              Other      Shares,
                                                                                              Rights     Units or
                                                                                              That Have  Other
                                                                                              Not        Rights
                                                                                              Vested     That Have
                                                                                                (#)      Not
                                                                                                         Vested
                                                                                                           ($)
-------------------------------------------------------------------------------------------------------------------
J. Thomas May                                                        1,500 [a]   $ 44,205
J. Thomas May                                                        2,000 [b]   $ 58,940
J. Thomas May                                                        3,750 [c]   $110,513
J. Thomas May                                                        3,750 [d]   $110,513
J. Thomas May                                                                                 5,178 [e]  $152,596
Robert A. Fehlman  10,080            0          $12.1250  05-06-11
Robert A. Fehlman   3,000            0          $23.7800  07-25-14
Robert A. Fehlman     752           88          $24.5000  05-22-15
Robert A. Fehlman     400          600          $26.1900  05-21-16
Robert A. Fehlman     240          960          $28.4200  05-30-17
Robert A. Fehlman       0        4,380          $30.3100  05-29-18
Robert A. Fehlman                                                      200 [f]   $  5,894
Robert A. Fehlman                                                      300 [g]   $  8,841
Robert A. Fehlman                                                      560 [h]   $ 16,503
Robert A. Fehlman                                                      580 [i]   $ 17,093
Robert A. Fehlman                                                      860 [j]   $ 25,344
Robert A. Fehlman                                                                             2,241 [e]  $ 66,042
David L. Bartlett   2,000            0          $26.2000  03-21-14
David L. Bartlett   3,000            0          $23.7800  07-25-14
David L. Bartlett     888          222          $24.5000  05-22-15
David L. Bartlett   2,000        8,000          $26.1900  05-21-16
David L. Bartlett     720        1,080          $26.1900  05-21-16
David L. Bartlett     480        2,400          $28.4200  05-30-17
David L. Bartlett       0        6,420          $30.3100  05-29-18
David L. Bartlett                                                      112 [k]   $  3,301
David L. Bartlett                                                    1,750 [l]   $ 51,573
David L. Bartlett                                                      300 [g]   $  8,841
David L. Bartlett                                                      800 [m]   $ 23,576
David L. Bartlett                                                      968 [n]   $ 28,527
David L. Bartlett                                                    1,260 [o]   $ 37,132
David L. Bartlett                                                                             3,164 [e]  $ 93,243

-------------------------------------------------------------------------------------------------------------------
                                      Option Awards                                     Stock Awards
-------------------------------------------------------------------------------------------------------------------
Name               Number        Number        Option    Option     Number        Market Value Equity     Equity
                   of Securities of Securities Exercise  Expiration of Shares     of Shares or Incentive  Incentive
                   Underlying    Underlying    Price     Date       or Units      Units of     Plan       Plan
                   Unexercised   Unexercised     ($)                of Stock      Stock That   Awards:    Awards:
                   Options (#)   Options (#)                        That Have     Have Not     Number     Market or
                   Exercisable   Unexercisable                      Not Vested    Vested       of         Payout
                                                                       (#)          ($)        Unearned   Value
                                                                                               Shares     of
                                                                                               Units or   Unearned
                                                                                               Other      Shares,
                                                                                               Rights     Units or
                                                                                               That Have  Other
                                                                                               Not        Rights
                                                                                               Vested     That Have
                                                                                                 (#)      Not
                                                                                                          Vested
                                                                                                            ($)
-------------------------------------------------------------------------------------------------------------------
Marty D. Casteel      200            0         $10.5625  07-27-10
Marty D. Casteel    6,000            0         $12.1250  05-06-11
Marty D. Casteel    2,000            0         $23.7800  07-25-14
Marty D. Casteel      920            0         $24.5000  05-22-15
Marty D. Casteel      400          800         $26.1900  05-21-16
Marty D. Casteel      240          960         $28.4200  05-30-17
Marty D. Casteel        0        4,210         $30.3100  05-29-18
Marty D. Casteel                                                         92 [p]   $   2,711
Marty D. Casteel                                                        300 [g]   $   8,841
Marty D. Casteel                                                        560 [h]   $  16,503
Marty D. Casteel                                                        527 [q]   $  15,531
Marty D. Casteel                                                        830 [r]   $  24,460
Marty D. Casteel                                                                               2,241 [e]  $66,042
Robert C. Dill     10,000            0         $12.1250  05-06-11
Robert C. Dill      2,000            0         $23.7800  07-25-14
Robert C. Dill        890            0         $24.5000  05-22-15
Robert C. Dill        360          540         $26.1900  05-21-16
Robert C. Dill        180          720         $28.4200  05-30-17
Robert C. Dill                                                           88 [s]   $   2,593
Robert C. Dill                                                          180 [t]   $   5,305
Robert C. Dill                                                          240 [u]   $   7,073
Robert C. Dill                                                          810 [v]   $  23,871
-------------------------------------------------------------------------------------------------------------------

[a]  These restricted shares vest on May 7, 2009.
[b]  These shares vest on May 31, 2009.
[c] 2,000 of these restricted shares vest on November 26, 2009 and the balance vest on November 26, 2010.
[d] 1,875 of these restricted shares vest on May 29, 2009 and the balance vest on May 29, 2010.
[e] These shares were granted under the Long Term Incentive Plan and would have vested on December 31, 2010 if and to the extent the plan's performance criteria was satisfied. On February 23, 2009, the Company and the participants agreed to cancel and terminate the grants of these shares.
[f] These restricted shares vest in annual installments of 100 shares on May 23 in each of the years 2009-2011.
[g] These restricted shares vest in annual installments of 100 shares on May 22 in each of the years 2009-2011.
[h] These restricted shares vest in annual installments of 140 shares on May 31 in each of the years 2009-2012.
[i] These restricted shares vest in annual installments of 145 shares on November 26 in each of the years 2009-2012.
[j] These restricted shares vest in annual installments of 172 shares on May 29 in each of the years 2009-2013.
[k] These restricted shares vest in annual installments of 56 shares on May 23 in each of the years 2009-2010.
[l] These restricted shares vest in an installment of 250 shares on March 1, 2009 and the balance vest on March 1, 2010.
[m] These restricted shares vest in annual installments of 200 shares on May 31 in each of the years 2009-2012.
[n] These restricted shares vest in annual installments of 242 shares on November 26 in each of the years 2009-2012.
[o] These restricted shares vest in annual installments of 252 shares on May 29 in each of the years 2009-2013.
[p] These restricted shares vest in annual installments of 46 shares on May 23 in each of the years 2009-2010.
[q] These restricted shares vest in annual installments of 132 shares on November 26 in each of the years 2009-2011 and the balance, 131 shares, vest on November 26, 2012.

[r] These restricted shares vest in annual installments of 166 shares on May 29 in each of the years 2009-2013.
[s] These restricted shares vest in annual installments of 44 shares on May 23 in each of the years 2009-2010.
[t] These restricted shares vest in annual installments of 60 shares on May 23 in each of the years 2009-2011.
[u] These restricted shares vest in annual installments of 60 shares on May 31 in each of the years 2009-2012.
[v] These restricted shares vest in annual installments of 162 shares on May 29 in each of the years 2009-2013.

2008 PENSION BENEFITS TABLE

     The following table provides information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not). The May Plan and the Bartlett Plan are supplemental executive retirement plans.

     The Present Value of the Accumulated Benefit reflects the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of December 31, 2008. In making such calculation, it was assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

May Plan

     The May Plan is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. May, the only participant. The May Plan requires Mr. May to remain in the employ of the Company until he attains age 65 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested at age 60. The May Plan provides a benefit upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum equal to one twelfth (1/12) of fifty percent (50%) of the final average compensation (the average compensation paid to him by the Company for the most recent five consecutive calendar years), less the accrued monthly benefit to Mr. May under the deferred annuity received upon the termination of the Company's pension plan. The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months or until his death, whichever shall occur later. Compensation for purposes of the May Plan includes salary, bonus and short term incentive compensation programs (EIP), but excludes equity compensation plans (stock options and restricted shares) and long term incentive compensation programs.

Bartlett Plan

     The Company assumed the Bartlett Plan upon its acquisition of Alliance Bancorporation, Inc. in 2004. The Bartlett Plan provides Mr. Bartlett a benefit upon normal retirement at age 65, or upon disability prior to age 65, in the amount of $125,000 per year payable monthly. In the event of Mr. Bartlett's death prior to January 1, 2023, a variable death benefit is payable pursuant to the plan's death benefit schedule. The death benefit ranges from a low of $51,911 for death in 2022 to a high of $854,132 for death in 2013, with a benefit payable of $438,878 for death in 2008. Mr. Bartlett is fully vested in both the retirement and death benefits under the plan. The benefits under the plan are designed in conjunction with a life insurance policy acquired at the time the plan was established, barring extraordinary circumstances, the earnings of the policy and the proceeds of the policy upon the death of Mr. Bartlett should be sufficient to fully fund the obligations of the Company under the Bartlett Plan.

                                PENSION BENEFITS

Name                       Plan                      Number of              Present Value           Payments
                           Name                      Years Credited         of Accumulated          During Last
                                                     Service                Benefit                 Fiscal Year
                                                      (#)                   ($)                     ($)
-------------------------------------------------------------------------------------------------------------------
J. Thomas May              May Plan                  [a]                    $  1,892,798            $  0
Robert A. Fehlman                                                           $          0            $  0
David L. Bartlett          Bartlett Plan             [a]                    $    655,752            $  0
Marty D. Casteel                                                            $          0            $  0
Robert C. Dill                                                              $          0            $  0

[a] The benefits under the May Plan and the Bartlett Plan are not dependent upon the credited years of service. Except for disability, death or a change in control, continuous service until the normal retirement age (65) is required under the May Plan. Mr. Bartlett is fully vested in the maximum benefit under the Bartlett Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment including by resignation, retirement or a constructive termination of a named executive officer, or a change in control or a change in the named executive officer's responsibilities. However, in accordance with SEC regulations, no amounts to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of the executive officers and which are available generally to all salaried employees are reported. Also, the following table does not repeat information disclosed above under the pension benefits table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the named executive officer would be enhanced by the termination event.

     For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, the termination is assumed to have taken place on the last business day of the Company's most recently completed fiscal year, and the price per share of the common stock is the closing market price as of that date -- $29.47.

     Severance. None of the named executive officers presently has an employment agreement which guarantees him employment for any period of time. Therefore, any post-termination payments of salary or severance to any named executive officer would be provided only under the Company's broad-based severance plan in the event of a reduction in force or other termination by the Company without cause or pursuant to a Change in Control Agreement ("CIC Agreement").

     Under the Company's severance plan, which applies to all employees, the named executive officers would receive base salary for a stated term after severance based upon the executive's length of service to the Company as shown below:

                    Length of Service          Term of Benefit
                     Less than 2 years          2 weeks
                     2-3 years                  3 weeks
                     4-6 years                  5 weeks
                     7-10 years                 8 weeks
                     11-20 years               12 weeks
                     21 years or more          16 weeks

Such amounts are paid in anticipation of unemployment, and not as a reward for past service. Payment is triggered upon elimination of a position or function, transition, merger or acquisition. Severance is paid twice monthly in the same manner as regular payroll.

     The Company has entered into CIC Agreements with certain executives of the Company and the subsidiary banks, including each of the named executive officers, pursuant to which the Company would pay certain salary benefits. The Company would make such payments only upon a change in control, and if the Company terminates an executive without "Cause" or the executive resigns within six months after a "Trigger Event." Additionally, in the case of the CIC Agreement for Mr. May, such payments will also be due, if Mr. May, within twelve months after a change in control, requests his payments commence. The Company will pay an amount up to two times (one times in the case of Mr. Dill) the sum of (1) highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the Executive Incentive Plan ("EIP") for the current year, or the average EIP bonus paid to the executive over the preceding two years. The termination compensation is payable within 30 business days following the termination and, at the election of the executive, may be payable in either cash or common stock of the Company. In addition, upon such an event, all outstanding stock options vest immediately and all restrictions on restricted stock lapse.

     The CIC Agreements will also provide the executive with continuing coverage under the Company's medical, dental, life insurance and long term disability plans for three years following the change in control date. Additionally, if the executive is over 55 years of age, the CIC Agreement allows the executive, at his election, to continue medical, dental and life insurance coverage after the initial three year period, at the executive's cost, if the executive is not then eligible to be covered by a similar program maintained by the current employer of the executive or the executive's spouse. Finally, the CIC Agreements, in the case of Messrs. May, Fehlman, Bartlett and Casteel, require the Company to make a tax "gross-up" payment in the event any of the foregoing benefits subject the executive to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code. Please also refer to the discussion of the CIC Agreements above at "Compensation Discussion and Analysis."

     Accelerated Vesting of Incentives. The Company has provided and continues to provide equity and non-equity incentives to the named executive officers through the Company's Executive Stock Incentive Plans ("Option Plans") and the EIP. Please also refer to the discussion of equity and non-equity incentives above at "Compensation Discussion and Analysis."

     Equity Incentives - Stock Options. Unvested stock options vest upon the named executive officer's death or disability or upon a change in control. Further, unvested stock options vest upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested stock options, unless the Board of Directors takes specific action to vest some or all of the unvested options. The value of accelerated options was calculated by multiplying the number of shares times the difference between the closing price of the common stock on the last business day of 2008 and the exercise price of the options. Please refer to the discussions above at "Compensation Discussion and Analysis" for more information about stock options.

     Equity Incentives - Restricted Stock. Unvested restricted stock vests upon the named executive officer's death or disability or upon a change in control. Further, unvested restricted stock vests upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested restricted stock, unless the Board of Directors takes specific action to vest some or all of the unvested stock. Accordingly, the table below reflects the accelerated vesting of this stock upon the named executive officer's qualified retirement, death or disability or upon a change in control. An executive forfeits all undistributed shares upon the termination of the executive's employment for all other reasons.

     Non-Equity Incentives - EIP. The EIP does not provide for an acceleration of entitlement or a satisfaction of performance measures upon a change in control. Therefore the plan could be terminated or modified following a change in control and the participants would not receive any incentive compensation under the EIP for the year in which the change in control occurred. For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the Company's most recently completed fiscal year. That date coincides with the last date of the performance period under EIP for 2008. As a result of such assumption, the Company could make a full payment under the terms of EIP based on the achievement of EIP goals for the year ending December 31, 2008, and such amounts would not be increased or enhanced as the result the executive's termination or the change in control. Such amounts are reported in the Summary Compensation Table.

     Retirement Plans - May Plan. Upon a change in control, Mr. May becomes fully vested in the benefits under the May Plan. Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company. In the absence of a change in control, upon the death or disability of Mr. May or his retirement at or after age 65, his benefits under the May Plan become fully vested and are payable commencing on the first day of the seventh month after such event. In the event of the termination of Mr. May's employment under any other conditions prior to his attaining age 65, all benefits under the May Plan are forfeited. For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. As a result of such assumption, Mr. May would become fully vested in the benefits under the May Plan.

     Retirement Plans - Bartlett Plan. Mr. Bartlett is currently fully vested in the maximum benefit payable under the Bartlett Plan. His entitlement to the benefits under the plan is not affected by his death, disability, termination of service or a change in control of the Company. Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company. For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. Since Mr. Bartlett is already fully vested in his benefit under the Bartlett Plan, the assumed change in control would not increase or otherwise enhance the benefit payable to Mr. Bartlett under the plan.

     Miscellaneous Benefits. Under the CIC Agreements, which are discussed above at "Compensation Discussion and Analysis," the Company is obligated to pay certain other benefits. This includes continuation of medical, dental, life and long term disability insurance coverage for three years from the date of the change in control and certain tax gross-up payments. The conditions to the Company's obligations under the CIC Agreements are discussed above. Except for these benefits payable under the CIC Agreements, the Company has no obligation to continue any other perquisites after a named executive officer's employment terminates.

                                                                                            Involuntary or
                                                          Involuntary                       Trigger Event
Executive Benefits and                   Voluntary        Not for Cause    For Cause        Termination
Payments upon Termination                Termination      Termination      Termination            (CIC)
-------------------------                -----------      -----------      -----------      ----------------
J. Thomas May
  Severance                              $        0       $ 145,934 [a]    $        0       $  1,641,628 [b]
  Accelerated Vesting of Incentives [c]  $        0       $       0        $        0       $    377,993 [d]
  Retirement Plan                        $        0       $       0        $        0       $  1,808,245 [e]
  Other Benefits and Tax Gross-Up [f]    $        0       $       0        $        0       $    981,887 [g]

Robert A. Fehlman
  Severance                              $        0       $  46,154 [a]    $        0       $    550,000 [b]
  Accelerated Vesting of Incentives [c]  $        0       $       0        $        0       $    100,881 [h]
  Retirement Plans                       $        0       $       0        $        0       $          0
  Other Benefits [f]                     $        0       $       0        $        0       $    249,291 [i]

David L. Bartlett
  Severance                              $        0       $  43,429 [a]    $        0       $    818,636 [b]
  Accelerated Vesting of Incentives [c]  $        0       $       0        $        0       $    218,737 [j]
  Retirement Plans [k]                   $  655,752       $ 655,752        $        0       $    655,752
  Other Benefits and Tax Gross-Up[l]     $        0       $       0        $        0       $    405,292 [m]

Marty D. Casteel
  Severance                              $        0       $  46,154 [a]    $        0       $    550,000 [b]
  Accelerated Vesting of Incentives [c]  $        0       $       0        $        0       $     94,318 [n]
  Retirement Plans                       $        0       $       0        $        0       $          0
  Other Benefits and Tax Gross-Up [f]    $        0       $       0        $        0       $    241,112 [o]

Robert C. Dill
  Severance                              $        0       $  50,176 [a]    $        0       $    207,917 [b]
  Accelerated Vesting of Incentives [c]  $        0       $       0        $        0       $     41,368 [p]
  Retirement Plans                       $        0       $       0        $        0       $          0
  Other Benefits [l]                     $        0       $       0        $        0       $     15,480 [q]

______________
[a] The Company's severance plan grants severance pay in weeks of base salary based on years of service to the Company. Based upon service, Messrs. May and Dill are entitled to 16 weeks of base salary, Messrs. Fehlman and Casteel are entitled to 12 weeks of base salary and Mr. Bartlett is entitled to 8 weeks of base salary. Payments under the severance plan for the named executive officer are not enhanced above what any other employee would be due as a result of the termination occurrence.
 [b] Under the Change in Control ("CIC") Agreements between certain named executive officers and the Company, upon the occurrence of a CIC, severance will consist of either one or two times the sum of the following items: (1) the highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the EIP for the current year, or the average EIP bonus paid to the executive over the prior two years.
[c] The payment due the named executive officer due to certain termination triggers, related to the Company's incentive programs (EIP, LTIP, Stock Options and Restricted Stock) is made based on the specific terms and conditions associated with each plan.
[d] Due to the assumed separation, Mr. May is entitled to an incremental value of $377,993. This value represents gains of $324,170 for unvested restricted stock, as of December 31, 2008 and $53,823 due to the partial vesting of the LTIP grant upon a CIC.
[e] Mr. May's benefit under the May Plan becomes fully vested upon a change in control and the monthly benefit would commence on the seventh month after his termination of service. The information related to the May Plan has been previously disclosed in the Pension Benefits Table. The value disclosed is the present value of Mr. May's benefit.
[f] The named executive officer is not receiving any enhanced payments regarding their Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include the costs associated with continued participation in the Company's health and welfare benefit plans and Tax Gross-Ups under applicable CIC agreements.
[g] Upon a CIC, Mr. May would receive a monthly benefit of $430 for the next 36 months for purposes of continued health and welfare benefits, and a tax gross-up payment of $966,407.

[h] Due to the assumed separation, Mr. Fehlman is entitled to an incremental value of $100,881. This value represents gains of $73,675 for unvested restricted stock and $3,910 for unvested stock options, both as of December 31, 2008 and $23,296 due to the partial vesting of the LTIP grant upon a CIC.
[i] Upon a CIC, Mr. Fehlman would receive a monthly benefit of $430 for the next 36 months for purposes of continued health and welfare benefits, and a tax gross-up payment of $233,811.
[j] Due to the assumed separation, Mr. Bartlett is entitled to an incremental value of $218,737. This value represents gains of $152,949 for unvested restricted stock and $32,902 for unvested stock options, both as of December 31, 2008 and $32,886 due to the partial vesting of the LTIP grant upon a CIC.
[k] Mr. Bartlett is not receiving any enhanced payments regarding the Bartlett Plan as a result of the termination trigger. Mr. Bartlett was fully vested in the maximum benefit under the plan at all times during 2007. The amounts related to the retirement plans have been previously disclosed in the Pension Benefits Tables.
[l] The named executive officer is not receiving any enhanced payments regarding their Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include the costs associated with continued participation in the Company's health and welfare benefit plans under the applicable CIC agreement.
[m] Upon a CIC, Mr. Bartlett would receive a monthly benefit of $430 for the next 36 months for purposes of continued health and welfare benefits and a tax gross-up payment of $389,812.
[n] Due to the assumed separation, Mr. Casteel is entitled to an incremental value of $94,318. This value represents gains realized of $68,046 for unvested restricted stock and $2,976 for unvested stock options, both as of December 31, 2008 and $23,296 due to the partial vesting of the LTIP grant upon a CIC.
[o] Upon a CIC, Mr. Casteel would receive a monthly benefit of $430 for the next 36 months for purposes of continued health and welfare benefits and a tax gross-up payment of $241,112.
[p] Due to the assumed separation, Mr. Dill is entitled to an incremental value of $41,368. This value represents gains realized of $38,841 for unvested restricted stock and $2,527 for unvested stock options, both as of December 31, 2008.
[q] Upon a CIC, Mr. Dill would receive a monthly benefit of $430 for the next 36 months for purposes of continued health and welfare benefits.

DIRECTOR COMPENSATION

     The following table provides information with respect to the compensation of Directors of the Company during 2008, the most recently completed fiscal year.

     All Directors receive an annual retainer of $12,000, except the lead director, Harry L. Ryburn, who receives an annual retainer of $15,000. All Directors receive $750 for each meeting of the Board attended. In addition, each Director who serves as a committee chairman receives $600 for each committee meeting attended and other Directors receive $400 for each committee meeting attended.

     The Company maintains a voluntary deferred compensation plan in which non-employee directors may defer receipt of any part or all of their respective directors fees, including retainer fees, meeting fees and committee fees. The director must elect to participate in the plan prior to the calendar year for which the deferral will be applicable. Upon election a director must elect the form of payment (lump sum or annual installments over two to five years) and the date of payment (attainment of a specified age or cessation of serving as a director of the Company). The sums deferred under the plan are credited to an account for the director along with earnings on the deferred sum at an interest rate equal to the yield on the ten year U. S. Treasury Bond, computed quarterly.

     The Company adopted a stock option plan for its outside directors in 2006. At the 2007 annual meeting, the shareholders approved the modification of the stock option plan to also allow the outright grant of shares of the Company's stock to the Directors under the plan. During 2008, outright grants of 325 shares of the Company's stock were made to each director, except the lead director, who received a grant for 500 shares and the chairman of the Audit & Security Committee, who received a grant for 400 shares. The grants were made on May 29, 2008. These shares are immediately vested. In accordance with SEC regulations, outright grants of stock are valued in accordance with FAS 123(R) at the closing price of the stock on the date of grant. The Company discloses such expense ratably over the vesting period, however, since the stock is fully vested upon grant, all of the expense related to the stock grants are disclosed in the table.

     Each Director under the age of 70 is provided coverage under the Company's group term life insurance program. Directors up to age 65 receive a death benefit of $50,000 and directors over 65 but less than 70 years of age receive a death benefit of $25,000. The policy triples the death benefit in the case of accidental death. In addition, each Director is reimbursed for out of pocket expenses, including travel.

                                             DIRECTOR COMPENSATION
-------------------------------------------------------------------------------------------------------------------
Name                           Fees Earned or        Stock               All Other           Total
                               Paid in Cash          Awards              Compensation [b]    ($)
                               ($)                   ($)  [a]            ($)
-------------------------------------------------------------------------------------------------------------------
William E. Clark, II           $     9,625           $  10,263           $      209          $ 20,097
Steven A. Cosse'               $    20,475           $  10,263           $      228          $ 30,966
Edward Drilling                $     8,100           $  10,263           $      209          $ 18,572
George A. Makris, Jr. [c]      $    32,250           $  12,340           $    4,686          $ 49,276
J. Thomas May [d]              $         0           $       0           $        0          $      0
W. Scott McGeorge              $    26,450           $  10,263           $      228          $ 36,941
Stanley E. Reed [e]            $    25,900           $  10,263           $    1,159          $ 37,322
Harry L. Ryburn                $    43,200           $  15,425           $        0          $ 58,625
Robert L. Shoptaw              $    20,875           $  10,263           $      228          $ 31,366

________
[a] The computation is based upon the closing market price of $30.85 on the grant date (May 29, 2008). The ratable portion of the value of grants made in 2008 and prior years, calculated in accordance with FAS 123(R), to the extent the vesting period fell in 2008 are reported in this column. Please refer to footnote 10 to the Company's financial statements for a discussion of the assumptions related to the calculation of such value.
[b] Amounts in this column reflect life insurance premiums for the directors and in the case of Messrs. Makris and Reed earnings on their deferred directors fees under the directors deferred compensation plan in the amounts of $4,458 and $931, respectively.
[c] For 2008, Mr. Makris elected to participate in the deferred compensation plan and deferred $32,150 into the plan.
[d] J. Thomas May, the Chief Executive Officer of the Company, does not receive directors fees or otherwise participate in the director compensation programs set forth herein. His compensation is disclosed in the preceding discussion concerning Executive Compensation.
[e] For 2008, Mr. Reed has elected to participate in the deferred compensation plan and deferred $25,800 into the plan.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 and the regulations issued thereunder require directors and certain officers of any company registered under that Act to file statements on SEC Forms 3, 4 & 5 with the Securities and Exchange Commission, showing their beneficial ownership in securities issued by such company. Based upon a review of such statements by the directors and officers of the Company for the preceding fiscal year, provided to the Company by such persons, the Company has identified that Robert C. Dill, John Rush, George Makris and Scott McGeorge filed late Form 4's.

                           AUDIT & SECURITY COMMITTEE

     During 2008, the Audit & Security Committee was composed of William E. Clark, II, George A. Makris, Jr., W. Scott McGeorge, Stanley E. Reed and Harry
L. Ryburn. Each of the listed committee members are independent as defined in Rule 4200 of the NASDAQ listing requirements. This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries, the control systems of management and internal accounting controls. The Audit & Security Committee has adopted a charter, which is available for review in the Investor Relations portion of the Company's web site: www.simmonsfirst.com. This committee met 16 times in 2008.

     The Board has determined that none of the members of the Audit & Security Committee meet the definition of "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit & Security Committee receives directly or has access to extensive information from reviews and examinations by the Company's internal auditor, independent auditor and the bank regulatory agencies having jurisdiction over the Company and its subsidiaries. The Company has not retained an audit committee financial expert to serve on the Board or the Audit & Security Committee because the Board believes that the present members of the committee have sufficient knowledge and experience in financial affairs to effectively perform their duties.

     The Company is required to obtain pre-approval by the Audit & Security Committee for all audit and permissible non-audit services obtained from the independent auditors. All services obtained from the independent auditors during 2008, whether audit services or permitted non-audit services, were pre-approved by the Audit & Security Committee. The Audit & Security Committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future.

     The Audit & Security Committee issued the following report concerning its activities related to the Company for the previous year:

          The Audit & Security Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2008 with management.

          The Audit & Security Committee has discussed with BKD, LLP ("BKD"), its independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

          The Audit & Security Committee has received the written disclosures and the letter from independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit & Security Committee concerning independence, and has discussed with the independent accountants the independent accountants' independence; and

          Based upon the foregoing review and discussions, the Audit & Security Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

          In its analysis of the independence of BKD, the Audit & Security Committee considered whether the non-audit related professional services rendered by BKD to the Company were compatible with maintaining the principal accountant's independence.

                           AUDIT & SECURITY COMMITTEE

William E. Clark, II               George A. Makris, Jr.      W. Scott McGeorge
                  Harry L. Ryburn                    Stanley E. Reed


             PROPOSAL TO PROVIDE ADVISORY APPROVAL OF THE COMPANY'S
                         EXECUTIVE COMPENSATION PROGRAM

     On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 ("ARRA"), which expanded the executive compensation requirements previously imposed by the Emergency Economic Stabilization Act of 2008 and the Troubled Assets Relief Program ("TARP"). Under these new requirements, any reporting company that has received or will receive financial assistance under TARP must permit a separate shareholder vote to approve the reporting company's executive compensation, as disclosed in the reporting company's Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the SEC, in any proxy or consent or authorization for an annual or other meeting of its shareholders during the period in which any obligation arising from financial assistance provided under TARP remains outstanding.

     The Company has been approved for participation in the Capital Purchase Program under TARP. The Company's participation in this program will begin upon the sale by the Company of its preferred stock to the U. S. Treasury. As of March 15, 2009, the Company had not yet consummated the sale of the preferred stock to commence participation in the program, however the Company anticipates that such sale will be closed prior to April 21, 2009, the date of its 2009 annual shareholders meeting. Therefore, the Company's Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the 2009 Annual Meeting. As set forth in the ARRA, this vote will not be binding on or overrule any decisions by the Company's Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of the Company's shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the NCCGC will consider the outcome of the vote, among other considerations, when considering future executive compensation arrangements. The Board of Directors has determined that the best way to allow shareholders to vote on the Company's executive pay programs and policies is through the following resolution:

         RESOLVED, that the shareholders approve the Company's executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

         Approval of this proposal will require the affirmative vote of a majority of the shares of the Company's Common Stock represented in person or by proxy at the Annual Meting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

    PROPOSAL TO RATIFY SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Audit & Security Committee of the Board of Directors selected the accounting firm of BKD, LLP as independent auditors of Simmons First National Corporation and its subsidiaries for the year ending December 31, 2009 and seeks ratification of the selection by our shareholders.

Audit Fees

     The aggregate fees billed to the Company for professional services rendered by BKD for the audit of the Company's annual financial statements for the year ended December 31, 2008 and the reviews of the financial statements included in the Company's Form 10-Q's for 2008 were $427,472. The aggregate fees billed to the Company by BKD for such services in 2007 were $397,411.

Audit Related Fees

     The aggregate fees billed to the Company for professional services rendered by BKD for the audit related fees during 2008 were $57,341. The aggregate fees billed to the Company by BKD for such services in 2007 was $47,900. These services are primarily for the audits of employee benefit plans for which Simmons First Trust Company, N.A. ("SFTC") is a fiduciary and for the audit of the common trust funds maintained by SFTC.

Tax Fees

     The aggregate fees billed to the Company for professional services rendered by BKD for tax services and preparation of tax returns during 2008 were $38,120. The aggregate fees billed to the Company by BKD for such services in 2007 was $38,594.

All Other Fees

     There were no fees billed to the Company by BKD for services other than those set forth above.

     Shareholder ratification of the Audit & Security Committee's selection of BKD as our independent auditors for the year ending December 31, 2009 is not required by our Bylaws or otherwise. Nonetheless, the Board of Directors has elected to submit the selection of BKD to our shareholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented at the meeting and entitled to vote at the annual meeting. If the selection of BKD as our independent auditors for the year ending December 31, 2009 is not ratified, the matter will be referred to the Audit & Security Committee for further review.

     Representatives of BKD will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF BKD AS OUR INDEPENDENT AUDITORS FOR 2009.

                              FINANCIAL STATEMENTS

     A copy of the annual report of the Company for 2008 on Form 10-K required to be filed with the Securities and Exchange Commission, including audited financial statements, is enclosed herewith. Such report and financial statements contained therein are not incorporated into this Proxy Statement and are not considered a part of the proxy soliciting materials, since they are not deemed material for the exercise of prudent judgment in regard to the matters to be acted upon at the meeting.

                        PROPOSALS FOR 2010 ANNUAL MEETING

     Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2010 Annual Meeting of Shareholders must submit the proposal to the Company no later than November 13, 2009. Shareholders who intend to present a proposal at the 2010 Annual Meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than January 27, 2010. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                  OTHER MATTERS

     Management knows of no other matters to be brought before this annual meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS:

John L. Rush, Secretary
Pine Bluff, Arkansas
March 20, 2009

                                 PROXY BALLOT
                       SIMMONS FIRST NATIONAL CORPORATION
                                 April 21, 2009

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 21, 2009

The undersigned hereby constitutes and appoints William C. Bridgforth, Robert A. Fehlman and Rita A. Gronwald as Proxies, each with the power of substitution, to represent and vote as designated on this proxy ballot all of the shares of common stock of Simmons First National Corporation held of record by the undersigned on February 23, 2009, at the Annual Meeting of Shareholders to be held on April 21, 2009, and any adjournment thereof.

This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL PROPOSALS.

    (1)      To fix the number of directors at nine:
             |_| FOR |_| AGAINST |_| ABSTAIN

    (2)      ELECTION OF DIRECTORS (mark only one box):
             |_| FOR ALL NOMINEES
             |_| WITHHOLD AUTHORITY FOR ALL NOMINEES
             |_| WITHHOLD AUTHORITY FOR CERTAIN NOMINEES below whose names
                 have been lined through:

                 William E. Clark, II   George A. Makris, Jr.  Stanley E. Reed
                 Steven A. Cosse'       J. Thomas May          Harry L. Ryburn
                 Edward Drilling        W. Scott McGeorge      Robert L. Shoptaw

    (3) To provide advisory approval of the Simmons First National Corporation's executive compensation program:
             |_|   FOR       |_|     AGAINST        |_|    ABSTAIN

    (4) To Ratify the Audit & Security Committee's selection of the accounting firm of BKD, LLP as independent auditors of Simmons First National Corporation and its subsidiaries for the year ending December 31, 2009:
             |_|   FOR       |_|     AGAINST        |_|    ABSTAIN

    (5) Upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

             The undersigned acknowledges receipt of this ballot, Notice of Annual Meeting, Proxy Statement and Annual Report.

             ---------------------------------------------    -----------------
             Signature(s) of Shareholder(s)                         Date

             ---------------------------------------------    -----------------
             Signature(s) of Shareholder(s)                         Date

IMPORTANT: Please date and sign this proxy ballot exactly as the ownership appears below. If held in joint ownership, all owners must sign this ballot. Please return promptly in the envelope provided.